Exhibit 99.1

Explanatory Note
MedAvail Holdings, Inc. (“we”, “our”, or the “Company”) is filing this Exhibit 99.1 to our Current Report on Form 8-K to present the financial results of our former Retail Pharmacy Services business (“pharmacy services business”) as a discontinued operation for the years ended December 31, 2022 and 2021, and to reflect the disclosure of our Pharmacy Technology Services business (“pharmacy technology services business”) as our continuing operations for the years ended December 31, 2022 and 2021. We are filing this Exhibit 99.1 to our Current Report on Form 8-K to reissue our retrospectively revised and recast historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”). The information in this Exhibit is not an amendment to, or restatement of, the 2022 Form 10-K.
Beginning in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2023 (the “Form 10‑Q”), we presented the pharmacy services business as discontinued operations, to include certain right of use assets as held for sale, in our interim condensed financial statements for all periods presented as a result of meeting the criteria for discontinued operations, and held for sale, during the quarter ended March 31, 2023. These updates are consistent with the presentation in the Form 10-Q, and with the rules of the SEC requiring the reissue of prior period financial statements included or incorporated by reference in a registration statement to retrospectively revise and reclassify such pre-event financial statements to reflect accounting changes, such as discontinued operations and changes in organization structure. Accordingly, we are filing this Exhibit to recast the relevant financial information in the 2022 Form 10-K for the pharmacy services business as discontinued operations.
As previously disclosed, on January 19, 2023, the Company announced a plan to exit the pharmacy services business to focus on its pharmacy technology services business. To preserve capital, employees of the pharmacy services business, representing at that time approximately 75% of the Company’s full-time employees, were terminated effective January 18, 2023. Also, the Company entered into an Asset Purchase and Sale Agreement, dated January 20, 2023, as amended, with German Dobson CVS, L.L.C., Garfield Beach CVS, L.L.C., Longs Drug Stores California, L.L.C., Woodward Detroit CVS, L.L.C. and Holiday CVS, L.L.C. (collectively, “CVS”), pursuant to which the Company sold to CVS certain assets, including pharmacy records and inventory from all 8 of its SpotRx pharmacy locations. The transaction completed on February 10, 2023, for a final gross purchase price of $2.9 million. For the year ended December 31, 2022, the pharmacy services business comprised approximately 97% of the Company’s total revenues. As of December 31, 2022, inventory from SpotRx pharmacies comprised approximately $3.0 million, or 9%, of total consolidated assets. Pharmacy service business assets that were not sold to CVS have been or are expected to be primarily reabsorbed or settled, or to a lesser extent, sold or abandoned. As a result of the termination of employees, sale of certain key assets of the pharmacy services business, and settlement, reabsorption, sale or abandonment of other assets and liabilities, the Company met the criteria for discontinued operations represented as a strategic shift of a business in the first quarter of 2023. Consequently, the sale of the pharmacy services business is accounted for as a discontinued operation for all periods presented in this Exhibit 99.1 to our Current Report on Form 8-K pursuant to the requirements of the Securities and Exchange Commission. In addition, we concluded the Company no longer has multiple and separate operating segments, but only the continuing operations of the pharmacy technology services business. As such we will no longer be reporting segment information for our current and prior periods, and have adjusted retrospectively to reflect the reportable segment impact. Information in this Exhibit 99.1 is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements included in the 2022 Form 10-K.
This Exhibit 99.1 to our Current Report does not reflect events occurring after we filed the 2022 Form 10-K and does not modify or update the disclosures therein in any way, other than to reflect the presentation of the pharmacy services business as a discontinued operation and pharmacy technology services business as our only continuing operations, as described above and to no longer reflect reportable segments as described above. Therefore, this Exhibit 99.1 to our Current Report on Form 8-K should be read in conjunction with our other filings made with the SEC, including, and subsequent to the date of, the 2022 Form 10-K.
The information included in this Exhibit 99.1 is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements included in the 2022 Form 10-K. As such, we have revised certain portions of the following 2022 Form 10-K to reflect the retrospective revisions described above:
PART II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 8. Financial Statements and Supplementary Data

Exhibit 99.1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Exhibit 99.1 to our Current Report on Form 8-K contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.
These forward-looking statements include, but are not limited to, statements about:
•the impact of our decision to exit our pharmacy services business and related asset sales and reductions in force;
•our plans to modify our current products, or develop new products;
•the expected growth of our business and organization;
•our expectations regarding the size of our sales organization and expansion of our sales and marketing efforts;
•our ability to retain and recruit key personnel, including the continued development of a sales and marketing infrastructure;
•our ability to obtain and maintain intellectual property protection for our products;
•our ability to expand our business into new geographic markets;
•our compliance with extensive Nasdaq requirements and government laws, rules and regulations both in the United States and internationally;
•our estimates of expenses, ongoing losses, future revenue, capital requirements and our need for, or ability to obtain, additional financing;
•our ability to identify and develop new and planned products and/or acquire new products;
•the expectations regarding the impact of the COVID-19 pandemic on our business;
•existing regulations and regulatory developments in the United States, Canada and other jurisdictions;
•the impact of laws and regulations;
•our financial performance;
•the period over which we estimate our existing cash, cash equivalents and available-for-sale investments will be sufficient to fund our future operating expenses and capital expenditure requirements;
•our anticipated use of our existing resources;
•developments and projections relating to our competitors or our industry; and
•the impact of general market and macroeconomic conditions, the effect of inflationary pressure, including any impact of adverse developments affecting the financial services industry, such as those based on liquidity constraints or concerns and events including the outbreak of war in Ukraine, on our business.
We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this Exhibit 99.1 to our Current Report on Form 8-K may turn out to be inaccurate. These forward-looking statements speak only as of the date of this Exhibit 99.1 to our Current Report on Form 8-K. We assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Exhibit 99.1

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Exhibit 99.1 to our Current Report on Form 8-K to conform these statements to actual results or to changes in our expectations.
You should read this Exhibit 99.1 to our Current Report on Form 8-K with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

Exhibit 99.1

PART II

Item 7. Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
You should read the following discussion and analysis of our financial condition and results of operations together with the audited financial statements and related notes thereto included elsewhere in Item 8 of Part II of this Annual Report on Form 10-K. This discussion and other parts of this Annual Report on Form 10-K contain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions, that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section of this Annual Report on Form 10-K entitled “Risk Factors.”
Overview
Business Overview
We are a technology-enabled pharmacy technology services company, and we have developed and commercialized an innovative self-service pharmacy, mobile application, and kiosk. Through our full-stack pharmacy technology platform, and personal one-on-one service, we bring pharmacy-dispensing capability to the point of care, resulting in lower costs, higher patient satisfaction, improved medication adherence, and better health outcomes.
We offer a unique, pharmacy technology solution which is anchored around our core technology called the MedAvail MedCenter™, or the MedCenter. The MedCenter enables on-site pharmacy services in medical clinics, retail store locations, employer sites with and without onsite clinics, and any other location where onsite prescription dispensing is desired. The MedCenter is also capable of establishing an audio-visual connection to a live pharmacist enabling prescription drug dispensing to occur directly to a patient while still providing real-time supervision by a pharmacist.
During the years ended December 31, 2022 and 2021, we deployed the MedCenter solution through a single commercialization channel. The commercialization channel is a direct ‘sell-to’ model, whereby we sell the MedCenter technology and subscriptions for the associated software directly to large healthcare providers and retailers for use within their own pharmacy operations.
The MedCenter works in tandem with our Remote Dispensing System®, or the Remote Dispensing System, which consists of customer-facing software for remote ordering of medications for pick-up at a MedCenter, or next day home delivery. Supporting its MedCenter and Remote Dispensing System is our back-end MedPlatform® Enterprise Software, or the MedPlatform Enterprise Software, which controls dispensing and MedCenter monitoring; and supports our Pharmacy Management System software, which allows customers to connect their own supporting team of pharmacists and kiosk administrators to support customer sales.
Our kiosks come in one model: the M4 MedCenter. The M4 MedCenter is designed to fit in waiting rooms, hallways, and lobbies.
Discontinued Operations
On January 19, 2023, we announced our plan to exit the retail pharmacy services business, or the “pharmacy services business” to focus on our pharmacy technology services. In connection with our exit from the pharmacy services business, we hired a broker and negotiated the sale of certain related pharmacy assets. Our operations following the exit from the pharmacy services business will consist solely of our pharmacy technology services. On April 6, 2023, we announced that we had completed the transactions contemplated by the Asset Purchase Agreement, including the disposition of the specific assets therein, on February 10, 2023. As of March 31, 2023, we have substantially completed our exit from the pharmacy services business.
Prior to discontinued operations we had two reportable segments: retail pharmacy services and pharmacy technology services. As a result of the strategic shift and exit of the retail pharmacy services business, the Company met the requirements of ASC 205-20, to report the results of the retail pharmacy services business as a discontinued operation. Accordingly, the operating results for the retail pharmacy services business have therefore been reclassified as a discontinued operation within our consolidated financial statements. As such, unless otherwise noted, the discussion of our Overview, Results of Operations, Liquidity and Critical Accounting Estimates relates to continuing operations comprised of only our pharmacy technology business for all periods presented.
Outlook
Our operations consist of our pharmacy technology business. We expect strong growth in 2023 over 2022. Our pharmacy technology services historically attracts high margins. Additionally, we expect a reduction in our operating expenses, compared to the full year 2022. We may incur

Exhibit 99.1

additional expenses not currently contemplated due to events associated with the exit of our pharmacy services business. The charges that we expect to incur in connection with the exit of the pharmacy services business are estimates and subject to a number of assumptions, and actual results may differ materially.
Components of Operating Results
Our fiscal year ends on December 31, and our fiscal quarters end on the last day of each third calendar month. The years ended December 31, 2022 and December 31, 2021 are referred to as 2022 and 2021.
We have never been profitable and we incurred operating losses in each year since inception. Net losses were $21.2 million and $20.3 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, we had an accumulated deficit of $239.7 million. Our operating losses resulted from expenses incurred primarily due to salaries, wages and benefits, director and officer insurance, professional and contractor expenses, legal fees, and research and development programs.
We expect to incur additional expenses and operating losses for at least the next two years as we initiate and continue technology development, and deployment of our MedCenter technology. We expect that operating losses will lessen and turn positive as we execute our reorganization and growth strategies related to our operations.
As of December 31, 2022, we had cash and cash equivalents of $11.4 million. We will continue to require additional capital to continue technology development and commercialization activities. We expect to raise additional capital to continue funding operations. The amount and timing of future funding requirements will depend on many factors, including the pace and results of our growth strategy and capital market conditions. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on our financial condition and our ability to develop product candidates.
Overview
MedAvail Technologies develops and commercializes the MedCenter for direct sale or subscription to third-party customers, including some of the world’s largest healthcare providers and systems, as well as large retail chains that provide full retail-pharmacy services using our technology.
Results of Operations
Hardware and subscription revenue
We develop and commercialize the MedCenter for direct sale or subscription lease to third-party customers, including some of the world’s largest healthcare providers and systems, as well as large retail chains that provide full retail-pharmacy services using our technology. Hardware revenue is derived from either sales or subscription leases of the MedCenter to customers.
Service revenue
Service revenue is derived from recurring subscription revenue from software licensing, platform and software hosting, and software and hardware maintenance; and one-time or on demand service revenue from initial installations, and professional services such as training, pharmacy set-up, and consulting services.

Exhibit 99.1

Revenue

	Year Ended December 31,		2022 vs. 2021
	2022	2021	Amount Change	% Change
Hardware and subscription revenue:	(in thousands)
Hardware revenue	$297	$470	$(173)	(37)%
Subscription revenue	424	446	(22)	(5)%
Total hardware and subscription revenue	721	916	(195)	(21)%
Service revenue:
Professional services and other	129	551	(422)	(77)%
Software	210	259	(49)	(19)%
Maintenance and support	170	161	9	6%
Installation	132	39	93	238%
Total service revenue	641	1,010	(369)	(37)%
Total revenue	$1,362	$1,926	$(564)	(29)%
During the year ended December 31, 2022, hardware and subscription revenue decreased $0.2 million to $0.7 million compared to the same period in 2021. The decrease was primarily due to a decrease in unit sales and decreased revenues from respective services related to unit sales.
During the year ended December 31, 2022, service revenue decreased $0.4 million to $0.6 million compared to the same period in 2021 primarily due to decreases professional service revenue related to two customers.
As a result of the pharmacy services business exit, the Company met the requirements of ASC 205-20, to report the results of the retail pharmacy services business as a discontinued operation. Accordingly, the revenue results for the pharmacy services business have therefore been reclassified as a discontinued operations within our consolidated financial statements.
Cost of products sold and services
Hardware cost of products sold
Hardware cost of products sold consists primarily of costs associated with building and customization of MedCenters sold to third-party customers.
Service costs
Service costs consists primarily of installation, integration, relocation, consumable, and maintenance cost of MedCenters at third-party customer locations, as well as related hosting and software costs.
Costs of Products and Services

	Year Ended December 31,		2022 vs. 2021
	2022	2021	Amount Change	% Change
	(in thousands)
Hardware cost of products sold:
Hardware	282	1,116	(834)	(75)%
Depreciation	174	160	14	9%
Total hardware cost of products sold	456	1,276	(820)	(64)%
Service costs:
Professional services	38	335	(297)	(89)%
Maintenance and support services	179	151	28	19%
Installation services	48	19	29	153%
Total service costs	265	505	(240)	(48)%
Total cost of products sold and services:	$721	$1,781	$(1,060)	(60)%

Exhibit 99.1

During the year ended December 31, 2022, hardware cost of products sold decreased $0.8 million to $0.5 million compared to the same period in 2021. The decrease was primarily due to decreased inventory costs and costs associated with decreased unit sales as noted above.
During the year ended December 31, 2022, service costs decreased $0.2 million to $0.3 million compared to the same period in 2021 primarily related to decreases in professional services costs.
As a result of the retail pharmacy services business exit, the Company met the requirements of ASC 205-20, to report the results of the retail pharmacy services business as a discontinued operation. Accordingly, the cost of products sold and services results for the retail pharmacy services business have therefore been reclassified as a discontinued operations within our consolidated financial statements.
General and Administrative
General and administrative expenses consist of personnel costs, facility expenses and expenses for outside professional services, including legal, audit and accounting services. Personnel costs consist of salaries, benefits and share-based compensation. Facility expenses consist of rent and other related costs specific to our corporate and technology activities. Corporate insurance, office supplies and technology expenses are also captured within general and administrative expenses. We incurred and expect to incur additional expenses as a result of being a public company, including expenses related to compliance with the rules and regulations of the SEC, Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.
We have stock option and equity incentive plans whereby awards are granted to certain of our employees. The fair value of the stock options and restricted stock units granted by us to our employees is recognized as compensation expense on a straight-line basis over the applicable vesting period. We measure the fair value of the stock options using the Black-Scholes option pricing model as of the grant date. Shares issued upon the exercise of stock options and vesting of restricted stock units are new shares. We estimate forfeitures based on historical experience and expense related to awards is adjusted over the term of the awards to reflect their probability of vesting. All fully vested awards are expensed.

	Year Ended December 31,		2022 vs. 2021
	2022	2021	Amount Change	% Change
General and administrative expenses:	(in thousands)
Wages and salaries	$9,560	$9,728	$(168)	(2)%
Professional services	2,243	2,397	(154)	(6)%
Insurance	1,702	1,638	64	4%
Rent and utilities	867	878	(11)	(1)%
Share-based compensation	2,296	1,205	1,091	91%
Software licenses and support	1,081	938	143	15%
Travel and other employee expenses	142	712	(570)	(80)%
Office and IT supplies	177	228	(51)	(22)%
Depreciation of property, plant and equipment	134	188	(54)	(29)%
Other general and administrative expenses	1,245	895	350	39%
Total general and administrative expenses	$19,447	$18,807	$640	3%
During the year ended December 31, 2022, general and administrative costs increased approximately $0.6 million to $19.4 million compared to the same period in 2021. This increase was primarily due to increased share-based compensation expense due to increased awards, partially offset by a reduction in travel expenses due to decreased activity.
Selling and Marketing
Selling and marketing expenses consist of personnel costs, marketing and advertising costs, and marketing related expenses for outside professional services. Wages and salaries consist of compensation costs incurred for all selling and marketing employees including our in-clinic customer account managers, and contractors including bonuses, health plans, and severance.

Exhibit 99.1

	Year Ended December 31,		2022 vs. 2021
	2022	2021	Amount Change	% Change
Selling and marketing expenses:	(in thousands)
Wages and salaries	$239	$143	$96	67%
Marketing	60	164	(104)	(63)%
Travel and other employee expenses	72	80	(8)	(10)%
Other selling and marketing expenses	13	9	4	44%
Total selling and marketing expenses	$384	$396	$(12)	(3)%
During the year ended December 31, 2022, selling and marketing costs remained relatively flat when compared to the same period of the prior year. This decrease was primarily due to decreased sales and marketing expenses due to decreased activity during the period, partially offset by a decrease in expenses for wages and salaries and bonuses as compared to the same period of the prior year.
Research and development
Research and development expenses represent costs incurred to develop and innovate our MedCenter platform technology, including development work on hardware, software and supporting information technology infrastructure. Wages and salaries consist of compensation costs incurred for research and development employees and contractors including bonuses, health plans, severance, and contractor costs.

	Year Ended December 31,		2022 vs. 2021
	2022	2021	Amount Change	% Change
Research and development expenses:	(in thousands)
Wages and salaries	$674	$664	$10	2%
Other expenses	144	185	(41)	(22)%
Total research and development expenses	$818	$849	$(31)	(4)%
During the year ended December 31, 2022, research and development costs remained relatively flat when compared to the same period of the prior year.
Other gain (loss)
During the year ended December 31, 2022, there was no gain (loss) activity. During the year ended December 31, 2021, other gain (loss) primarily consisted of $0.2 million gain from PPP loan forgiveness.
Interest income and expense
During 2022 and 2021, the interest expense primarily consisted of accrued interest on outstanding debt that is payable monthly.

	Year Ended December 31,		2022 vs. 2021
	2022	2021	Amount Change	% Change
Interest income:	(in thousands)
Interest income	2	79	$(77)	(97)%
Total interest income	$2	$79	$(77)	(97)%
Interest expense:
Interest expense	(1,159)	(581)	(578)	(99)%
Total interest expense	$(1,159)	$(581)	$(578)	99%
During the year ended December 31, 2022, interest expense increased compared to the same period in 2021 due to a full year of interest expense incurred during the year ended December 31, 2022, compared to six months of interest expense related to a term loan entered into in June 2021. For more detail on outstanding debt and associated maturities, see Note 13 to our Annual Financial Statements presented elsewhere in this Annual Report on Form 10-K.

Exhibit 99.1

Income Tax
The Company has not recognized any federal income tax expense during the years ended December 31, 2022 and 2021, but recognized state tax expense and other tax adjustments for the respective periods. The Company continues to generate net losses. Additionally, the Company continues to believe its deferred tax assets are not more-likely-than-not to be realized and a full valuation allowance remains recorded against net deferred taxes as of December 31, 2022 and 2021.

Liquidity and Capital Resources
Sources of Liquidity
Since inception through December 31, 2022, our operations have been financed primarily by net cash proceeds from the sale of stock from private placements, the sale of redeemable preferred stock and debt. As of December 31, 2022, we had $11.4 million in cash and cash equivalents and an accumulated deficit of $239.7 million.
In April 2022, we completed a private placement, pursuant to which we received $40.0 million in gross proceeds before deducting placement agent commissions and other offering expenses. An additional $10.0 million in gross proceeds closed on July 1, 2022. In connection with the private placement, we issued callable warrants in April 2022 and July 2022. The warrant call option is exercisable by us beginning on each of the 12-month and 24-month anniversaries of the warrant issuance dates and subject to the satisfaction of certain pricing conditions relating to the trading of our shares. If the warrants are exercised in full immediately after issuance by the Investors, we would receive additional gross proceeds of up to $29.4 million. If we exercise our call option immediately after issuance, then we could raise approximately $19.6 million in gross proceeds.
In June 2021, we added to our liquidity resources through a senior secured term loan facility with Silicon Valley Bank or the Loan Agreement, pursuant to which we have borrowed $10.0 million in aggregate initial term loans. In December 2022, and February 2023, the Company made discretionary principal payments of $5.0 million and $3.4 million, respectively. The $3.4 million payment includes $0.4 million related to required final payments. The final payment requirement related to the $5.0 million was waived by SVB. For more detail on outstanding debt and associated maturities, see Note 13 and Note 21 of this Exhibit 99.1.
On March 9, 2023, we closed a private placement (the “Offering”) of securities with certain institutional investors pursuant to the terms of a definitive securities purchase agreement. The Offering consists of pre-funded warrants to purchase common stock (the “Pre-Funded Warrants”) issued upon closing at a price of $0.3212 per underlying share and are exercisable into shares of common stock at an exercise price of $0.01 per share, as well as, Series A warrants to purchase common stock an exercise price of $0.385440 per share (the “Series A Warrants”) to be issued following stockholder approval of the Offering. The issuance of the Series A Warrants (including the underlying shares of common stock) and the portion of the Pre-Funded Warrants in excess of 19.99% of the shares of Common Stock outstanding prior to the Offering are subject to approval by the stockholders of MedAvail.
The Pre-Funded Warrant shares are exercisable for an aggregate of up to 49,813,198 shares of common stock, and the Series A Warrants would be exercisable for an aggregate of up to 49,813,198 shares of common stock. Upon close of the transaction MedAvail received gross proceeds from the Offering of approximately $16 million, before deducting offering expenses. The Company intends to use the net proceeds from this offering to fund one-time costs associated with restructuring, repay outstanding debt, and finance MedAvail’s growth initiatives related to its MedCenter technology business.
On March 10, 2023, Silicon Valley Bank (“SVB”), based in Santa Clara, California, was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. On March 10, 2023, the Federal Deposit Insurance Corporation (the “FDIC”) took control of Silicon Valley Bank (“SVB”) and created the National Bank of Santa Clara to hold the deposits of SVB after SVB was unable to continue their operations. SVB’s deposits are insured by the FDIC in amount up to $250 for any depositor and any deposit in excess of this insured amount could be lost. On March 12, 2023, the U.S. Treasury, Federal Reserve, and FDIC announced that SVB depositors will have access to all deposited funds starting March 13, 2023.
As of March 31, 2023, we had approximately $9.8 million on deposit with SVB and $9.7 million on deposit with another financial institution. We do not anticipate a material impact on our financial condition, operations or Loan and Security Agreement with SVB. We continue to monitor the circumstances surrounding SVB. As of the date of filing of our Annual Report on Form 10-K, we have full access to and control over all our cash, cash equivalents across all financial institutions. On February 10, 2022 and March 29, 2023, the Company entered into the First Loan Amendment and Consent, and Letter Agreement, respectively, which provides waivers of any legal action or enforcement of rights and remedies with respect to the specified defaults enumerated therein, on and prior to February 10, 2023 and March 29, 2023. As of the date of this report, we are in compliance with all covenants under the terms of our Loan Agreement.

Exhibit 99.1

Management is continuously exploring additional sources of financing, the success of which is dependent on market conditions. In continued efforts to address negative impacts from the economy, including the ongoing uncertainty related to the negative impacts of the COVID-19 pandemic and the economic uncertainties related to the conflict in Ukraine resulting from the military actions of Russia, including on the global economy, interest rate fluctuations, inflationary pressures and our supply chain, management is looking to others financial strategies such a stock splits and warrant exercise should market conditions allow. Given our recent private placement and reduction in operating cost due to the disposition of our pharmacy services business, management believes there is no substantial doubt about our ability to continue as a going concern within 12 months from the date of issuance of the financial statements.
Furthermore, if we issue equity securities to raise additional funds, our existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of our existing stockholders. Failure to raise capital, however, as and when needed, on favorable terms or at all, would have a negative impact on our financial condition and our ability to develop our product candidates. Our management actively evaluates matters of liquidity and growth capital needs, including evaluating debt and equity as sources of growth capital with a focus on lower overall weighted average cost of capital and favorable financing terms. Our primary uses of liquidity are operating activities, capital expenditures, and lease payments.
Cash Flows
The following table summarizes our cash flows:

	Year Ended December 31,		2022 vs. 2021
	2022	2021	Amount Change	% Change
	(in thousands)
Cash used in operating activities	$(47,664)	$(42,519)	$(5,145)	12%
Cash used in investing activities	(2,274)	(3,314)	1,040	(31)%
Cash provided by financing activities	41,969	7,926	34,043	430%
Net decrease in cash	$(7,969)	$(37,907)	$29,938	(79)%
Operating Activities
During the year ended December 31, 2022, cash used in operating activities increased $5.1 million to $47.7 million compared to the same period in 2021. The increase was primarily due to an increase in operating expenses from wages and salaries and costs attributable to the growth of our retail pharmacy operations in Arizona, California, and Michigan and launch in Florida, and operating as a public company.
Investing Activities
During the year ended December 31, 2022, cash used in investing activities decreased $1.0 million to $2.3 million compared to the same period in 2021. The decrease was primarily due to reduced investment in property, plant and equipment and intangible assets when compared to 2021.
Financing Activities
During the year ended December 31, 2022, cash provided by financing activities increased $34.0 million to $42.0 million compared to the same period in 2021. The increase was primarily due to issuance of common stock and warrants in April 2022 and July 2022 associated with the private placement of approximately $47.0 million, with no similar common stock nor warrant activity in 2021; and partially offset by $5.0 million principal payment on our term loan. This increase was partially offset by the 2021 proceeds from debt arrangements of $10.0 million, with no similar debt proceeds activity in 2022.
Capital Resources
In April 2022 and July 2022, in connection with the private placement, we issued callable warrants. On April 4, 2022, the first closing of the Private Placement occurred, we issued Warrants exercisable for up to 18.8 million Warrant Shares. A second and final closing occurred on July 1, 2022, and we issued additional Warrants exercisable for up to 4.7 million Warrants Shares.
The Warrants have a per share exercise price of $1.25 and are exercisable by the holder at any time after the issuance date of the Warrant for a period of five years. If the Warrants were exercised in full by the Investors at an exercise price of $1.25, the Company would receive additional gross proceeds of up to $29.4 million. Investors would more likely exercise their warrants when the market price of the Company’s shares is greater than the warrant exercise price of $1.25 or $2.50 for the 12 month and 24 month periods, and not likely to exercise their warrants when the market price is below the respective warrant exercise price.

Exhibit 99.1

In addition, the Warrant terms provide us with a call option to force the Warrant holders to exercise up to two-thirds of the warrant shares subject to each Warrant, with the lesser of one-third of all Warrant Shares, or unexercised shares, being callable beginning on each of the 12 month and 24 month anniversaries of the Warrant issuance dates, at an exercise price of $1.25 and $2.50 respectively, in each case until the expiration of the Warrants, and subject to the satisfaction of certain pricing conditions relating to the trading of the Company’s shares. Were we to force and exercise the contingent call option of one-third of all Warrant Shares at an exercise price of $1.25 and $2.50 pursuant the 12 month and 24 month anniversary periods, we would receive approximately $9.8 million and $19.6 million, respectively, in gross proceeds. In order to force exercise the contingent options, on or following the 12 month or 24 month anniversaries of the Warrant issuance dates, the closing sale price of our stock must have been equal or greater than the $1.25 and $2.50 exercise price, respectively, for any 30 trading day period, subject to certain adjustments.
On June 7, 2021, we entered into the Loan Agreement, with Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., pursuant to which we borrowed $10.0 million. The Loan Agreement matures on April 1, 2026. We made principal payments of $5.0 million in December 2022, and $3.0 million in February 2023. The remaining principal repayment will commence on May 1, 2024 in equal monthly installments of the outstanding Loan balance through the maturity date. Additionally, for the year ended December 31, 2022, and through March 29, 2023, the Company obtained a waiver of any covenant non-compliance or defaults from Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P. See Note 21 for further details related to the Company’s debt terms and compliance with Loan Agreement covenants. For more detail on outstanding debt and associated maturities, see Note 13 and Note 21 of this Exhibit 99.1.
Private Placement
On March 9, 2023, we entered into a Securities Purchase Agreement, or private placement (the “Offering”) of securities with certain institutional investors, or the Investors. Pursuant to the terms of the Offering, we agreed to issue pre-funded warrants to purchase common stock (the “Pre-Funded Warrants”) upon closing at a price of $0.3212 per underlying share, and are exercisable into shares of common stock at an exercise price of $0.001 per share. Additionally, we agreed to issue Series A warrants to purchase common stock an exercise price of $0.385440 per share (the “Series A Warrants”), to be issued following stockholder approval of the Offering. The issuance of the Series A Warrants, including the underlying shares of common stock and the portion of the Pre-Funded Warrants in excess of 19.99% of the shares of Common Stock outstanding prior to the Offering, are subject to approval by the stockholders of MedAvail.
The Pre-Funded Warrant shares are exercisable for an aggregate of up to 49,813,198 shares of common stock, and the Series A Warrants would be exercisable for an aggregate of up to 49,813,198 shares of common stock. Upon close of the transaction we would received gross proceeds from the Offering of approximately $16 million, before deducting offering expenses. We intend to use the net proceeds from this offering to fund one-time costs associated with restructuring, repay outstanding debt, and finance its growth initiatives related to its MedCenter technology business.
Contractual Obligations
The following table summarizes certain estimated future cash requirements under our various contractual obligations at December 31, 2022, in total and disaggregated into current and long-term obligations (in thousands):

Contractual obligations	Total	Current	Long term
Lease liabilities	$687	$246	$441
Long-term debt	4,798	—	4,798
Total contractual obligations	$5,485	$246	$5,239
Impact of Inflation
We continuously monitor the effects of inflationary factors, such as increases in cost of products sold and selling and operating expenses, which may adversely affect our results of operations. Specifically, we may experience inflationary pressure affecting the cost of the components for our MedCenters, the price of prescription drugs sold by our SpotRx pharmacy operations, and in the wages paid to our employees due to challenging labor market conditions. Competitive and regulatory conditions may restrict our ability to fully recover these costs through price increases. As a result, it may be difficult to fully offset the impact of persistent inflation. Our inability or failure to do so could have a material adverse effect on our business, financial condition and results of operations or cause us to need to obtain additional capital in future earlier than anticipated.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to

Exhibit 99.1

make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our consolidated financial statements and, therefore, we consider these to be our critical accounting estimates. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. Please refer to Note 4 in our consolidated financial statements included in Item 8 in this Annual Report on Form 10-K for information about these significant accounting policies, as well as a description of our other significant accounting policies.
Revenue Recognition
MedPlatform sales agreements generally contain an agreement to provide a MedCenter prescription dispensing kiosk, and often include software, hardware and maintenance services which are necessary for the operation of the MedCenter, and can only be provided by us. To the extent an agreement includes multiple promised goods or services, we must apply judgment to determine whether the customer can benefit from the goods or services either on their own (distinct) or together with other resources that are readily available to the customer. If these criteria are not met, the promised services are accounted for as a single performance obligation.
The transaction price is determined based on the consideration that we will be entitled to in exchange for transferring goods or services to the customer. To the extent the transaction price includes variable consideration, we estimate the amount of variable consideration that should be included in the transaction price, generally utilizing the expected value method. During 2022 and 2021, none of our contracts included variable consideration. Determining the transaction price requires judgment. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price or SSP basis. We determine each SSP based on our history of selling such performance obligations as standalone goods or services. When no observable evidence exists, we estimate SSP using cost plus method. In cases where the cost plus method is used, we utilize all observable data points including, market and industry data points and our pricing practices to help establish the gross margin.
Right-of-Use Assets and Lease Liabilities
We determine if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date of the lease, renewal date of the lease or significant remodeling of the lease space based on the present value of the remaining future minimum lease payments. As the interest rate implicit in our leases is not readily determinable, we utilize our incremental borrowing rate, determined by class of underlying asset, to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and are reduced by lease incentives. We evaluate the recoverability of our right-of-use assets as described in “Long-Lived Asset Impairment” below.
The Company’s real estate leases typically contain options that permit renewals for additional periods of up to five years each. For real estate leases, the options to extend are not considered reasonably certain at lease commencement because we reevaluate each lease on a regular basis to consider the economic and strategic incentives of exercising the renewal options and may regularly change locations to align with our operating strategy. Generally, the renewal option periods are not included within the lease term and the associated payments are not included in the measurement of the right-of-use asset and lease liability. Similarly, renewal options are not included in the lease term for non-real estate leases because they are not considered reasonably certain of being exercised at lease commencement. Leases with an initial term of 12 months or less are not recorded on the balance sheets, and lease expense is recognized on a straight-line basis over the term of the short-term lease.
For real estate leases, we account for lease components and non-lease components as a single lease component. Certain real estate leases require additional payments for reimbursement of real estate taxes, common area maintenance and insurance, which are expensed as incurred as variable lease costs.
Long-Lived Asset Impairment
We evaluate the recoverability of long-lived assets, whenever events or changes in circumstances indicate that the carrying value of such an asset may not be recoverable. We group and evaluate these long-lived assets for impairment at the lowest level at which individual cash flows can be identified. If indicators of impairment are present, we first compare the carrying amount of the asset group to the estimated future cash flows associated with the asset group (undiscounted). If the estimated future cash flows used in this analysis are less than the carrying amount of the asset group, an impairment loss calculation is prepared. The impairment loss calculation compares the carrying amount of the asset group to the asset group’s estimated future cash flows (discounted). If required, an impairment loss is recorded for the portion of the asset group’s carrying value that exceeds the asset group’s estimated future cash flows (discounted).
The long-lived asset impairment loss calculation contains uncertainty since management must use judgment to estimate each asset group’s future revenue, profitability and cash flows. When preparing these estimates, we consider historical results and current operating trends and

Exhibit 99.1

consolidated revenue, profitability and cash flow results and forecasts. These estimates can be affected by a number of factors including general economic and regulatory conditions, efforts of third party organizations to reduce their prescription drug costs and/or increased member co-payments, the continued efforts of competitors to gain market share and consumer spending patterns.
New Accounting Pronouncements
See Note 5, Recent Accounting Pronouncements included in Item 8 of this Exhibit 99.1 for a description of new accounting pronouncements applicable to the Company.

Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

MEDAVAIL HOLDINGS, INC.

Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of MedAvail Holdings, Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of MedAvail Holdings, Inc. (the "Company") as of December 31, 2022, the related consolidated statement of operations and comprehensive loss, shareholders' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.
Accounting for Complex Financing Transactions – Warrants Issued with Common Stock
As described in Note 19 to the financial statements, the Company issued common stock with warrants during the year ended December 31, 2022.
We identified the accounting for this complex financing transaction as a critical audit matter. This includes the evaluation of various provisions of the warrants that would require the warrants to be classified as liabilities and recorded at fair value at the end of each reporting period, as well as and the determination of the relative fair values of the instruments.
The application of the accounting guidance applicable to the transactions is complex, and therefore, applying such guidance to the contract terms is complex and requires significant management judgment. Auditing these elements involved especially complex auditor judgment due to the nature of the terms of these instruments, and the effort required to address these matters, including the extent of specialized skills and knowledge required.
How We Addressed the Matter in Our Audit
Addressing this matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others:

Exhibit 99.1

•Inspecting the agreements associated with the transactions and evaluating the completeness and accuracy of the Company's technical accounting analysis, including the identification of potential embedded derivatives, and the application of the relevant accounting literature.
•Utilizing personnel with specialized knowledge and skills in technical accounting matters and in the determination of fair valuation to assist in assessing management's analysis of the transactions, including (i) evaluating the contracts to identify relevant terms that affect the recognition of the financial instruments in the consolidated financial statements, and (ii) assessing the appropriateness of conclusions reached by management.
/s/ Baker Tilly US, LLP
We have served as the Company's auditor from 2022 to 2023.
San Diego, California
April 14, 2023
except for the effects of the discontinued operations described in Note 19, as to which the date is June 29, 2023

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of MedAvail Holdings, Inc.

Opinion on the financial statements
We have audited the accompanying consolidated balance sheet of MedAvail Holdings, Inc. and its subsidiaries (together, the Company) as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the year then ended, including the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Substantial doubt about the Company's ability to continue as a going concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements included in Item 8 of Form 10-K for the year ended December 31, 2021, the Company suffered recurring losses from operations and had a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements included in Item 8 of Form 10-K for the year ended December 31, 2021 do not include any adjustments that might result from the outcome of this uncertainty.
Basis for opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides reasonable basis for our opinion.
/s/PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants
Oakville, Canada
March 29, 2022
Except for the effects of presenting the Retail Pharmacy Services business as discontinued operations as discussed in Notes 1, 19 and 20, to which the date is June 29, 2023.
We served as the Company’s auditor from 2012 to 2022.
PricewaterhouseCoopers LLP
PwC Centre, 354 Davis Road, Suite 600, Oakville, Ontario, Canada L6J 0C5
T: +1 905 815 6300, F: +1 905 815 6499, ca_oakville_main_fax@pwc.com, www.pwc.com/ca
 “PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Exhibit 99.1

MEDAVAIL HOLDINGS, INC.
Consolidated Balance Sheets
(in thousands, except share and per-share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$11,444	$19,689
Restricted cash	676	400
Accounts receivable, net	404	347
Inventories	8,817	4,790
Prepaid expenses and other current assets	2,569	1,973
Current assets from discontinued operations	4,842	3,211
Total current assets	28,752	30,410
Property, plant and equipment, net	438	885
Intangible assets, net	451	247
Right-of-use assets	624	877
Other assets	30	65
Long-term assets from discontinued operations	2,837	5,659
Total assets	$33,132	$38,143
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$818	$1,145
Accrued liabilities	552	650
Accrued payroll and benefits	1,379	1,694
Deferred revenue	152	83
Current portion of lease obligations	246	251
Current liabilities from discontinued operations	2,794	3,682
Total current liabilities	5,941	7,505
Long-term debt, net	4,798	9,538
Long-term portion of lease obligations	441	700
Long-term liabilities from discontinued operations	1,128	1,327
Total liabilities	12,308	19,070
Commitments and contingencies (Note 18)
Stockholders' equity:
Common shares ($0.001 par value, 300,000,000 and 100,000,000 shares authorized, 80,169,719 and 32,902,048 shares issued and outstanding at December 31, 2022 and 2021, respectively)	81	33
Warrants	11,148	1,373
Additional paid-in-capital	256,229	216,685
Accumulated other comprehensive loss	(6,928)	(6,928)
Accumulated deficit	(239,706)	(192,090)
Total shareholders’ equity	20,824	19,073
Total liabilities and shareholders’ equity	$33,132	$38,143
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

MEDAVAIL HOLDINGS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per-share amounts)

	Year Ended December 31,
	2022	2021
Revenue:
Hardware and subscription revenue	$721	$916
Service revenue	641	1,010
Total revenue	1,362	1,926
Cost of products sold and services:
Hardware cost of products sold	456	1,276
Service costs	265	505
Total cost of products sold and services	721	1,781
Other operating expenses:
General and administrative	19,447	18,807
Selling and marketing	384	396
Research and development	818	849
Total operating expense	20,649	20,052
Operating loss	(20,008)	(19,907)
Other gain (loss), net	—	161
Interest income	2	79
Interest expense	(1,159)	(581)
Loss before income taxes	(21,165)	(20,248)
Income tax expense	—	(2)
Net loss and comprehensive loss from continued operations	$(21,165)	$(20,250)
Discontinued operations:
Loss from discontinued operations	(26,451)	(23,565)
Net loss	$(47,616)	$(43,815)

Basic and diluted net loss per share:
Loss from continued operations	$(0.32)	$(0.62)
Loss from discontinued operations	$(0.40)	$(0.72)
Weighted average shares outstanding - basic and diluted	65,776,384	32,656,325
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

MEDAVAIL HOLDINGS, INC.
Consolidated Statements of Shareholders' Equity
(in thousands, except shares)

	Common Shares (1)		Warrants	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2020	31,816,020	$32	$2,614	$213,624	$(148,275)	$(6,928)	$61,067
Net loss	—	—	—	—	(43,815)	—	(43,815)
Exercise of warrants	794,804	1	(1,241)	1,391	—	—	151
Shares issued for options exercises	248,485	—	—	393	—	—	393
Share-based compensation	—	—	—	1,205	—	—	1,205
Shares issued for ESPP	42,739	—	—	72	—	—	72
Balance at December 31, 2021	32,902,048	$33	$1,373	$216,685	$(192,090)	$(6,928)	$19,073
Net loss	—	—	—		(47,616)	—	(47,616)
Issuance of common shares with private placement (Note 19)	47,058,820	48	—	46,914	—	—	46,962
Issuance of warrants	—	—	9,775	(9,775)	—	—	—
Shares issued for vested restricted stock units	89,237	—	—	—	—	—	—
Shares issued for options exercises	6,874	—	—	—	—	—	—
Shares issued for ESPP	112,740	—	—	109	—	—	109
Share-based compensation	—	—	—	2,296	—	—	2,296
Balance at December 31, 2022	80,169,719	$81	$11,148	$256,229	$(239,706)	$(6,928)	$20,824
(1) Preferred shares ($0.001 par value), 10,000,000 shares authorized with zero issued and outstanding at December 31, 2022 and 2021.
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

MEDAVAIL HOLDINGS, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(47,616)	$(43,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	1,214	1,174
Amortization of intangible and leased assets	3,441	1,403
Bad debt and other non-cash receivables adjustments	173	83
Term loan discount amortization and interest accretion on debt	260	162
Impairment of lease asset	(27)	—
Share-based compensation expense	2,296	1,205
Provisions for inventory	—	626
PPP loan forgiveness gain	—	(161)
Changes in operating assets and liabilities:
Accounts receivable	(1,193)	248
Inventory	(4,222)	(3,542)
Prepaid expenses and other assets	(472)	(657)
Accounts payable	(483)	891
Accrued liabilities	25	739
Accrued payroll and benefits liabilities	(520)	(27)
Deferred revenue	69	(192)
Operating lease liability due to cash payments	(609)	(656)
Net cash used in operating activities	(47,664)	(42,519)
Cash flows from investing activities:
Purchase of property, plant and equipment	(1,216)	(841)
Purchase of intangible and other assets	(1,088)	(2,448)
Refund (payment) of security deposits	30	(25)
Net cash used in investing activities	(2,274)	(3,314)
Net cash flows from financing activities:
Proceeds from issuance of common shares and warrants with private placement	46,962	—
Proceeds from issuance of common shares upon exercise of options and warrants, and ESPP	109	616
Proceeds from debt	—	10,000
Payment of debt issuance costs	—	(624)
Repayment of debt	(5,000)	(2,000)
Payments on financing lease obligations	(102)	(66)
Net cash provided by financing activities	41,969	7,926
Net decrease in cash, cash equivalents, and restricted cash	(7,969)	(37,907)
Cash, cash equivalents, and restricted cash at beginning of period	20,089	57,996
Cash, cash equivalents, and restricted cash at end of period	$12,120	$20,089
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

MEDAVAIL HOLDINGS, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021
Supplemental cash flow information:
Cash paid for interest	$877	$366
Supplemental noncash investing and financing activities:
Inventory transferred to property, plant and equipment	$1,201	$1,817
Property, plant and equipment transferred to intangible assets	$—	$42
Purchases of intangible assets in accounts payable	$—	$241
Purchases of property, plant and equipment in accounts payable and accrued liabilities	$15	$455
Lease liabilities arising from obtaining right-of-use assets:
Operating leases	$206	$2,179
Finance leases	$73	$97
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

MEDAVAIL HOLDINGS, INC.
Notes to Consolidated Financial Statements
NOTE 1 - NATURE OF OPERATIONS
MedAvail Holdings, Inc., or MedAvail, or the Company, a Delaware corporation, is a pharmacy technology and services company that has developed and commercialized an innovative self-service pharmacy, mobile application, and kiosk. The Company’s principal technology and product is the MedCenter, a pharmacist controlled, customer-interactive, prescription dispensing system akin to a “pharmacy in a box” or prescription-dispensing ATM. The MedCenter also has the ability to facilitate live pharmacist counseling via two-way audio-video communication with the ability to dispense prescription medicines under pharmacist control.
Discontinued Operations
On January 19, 2023, the Company announced a plan to exit the pharmacy services business to focus on our pharmacy technology business. Following the exit from the pharmacy services business the Company consists solely of the pharmacy technology business. In connection with the exit from the pharmacy services business, to focus on the pharmacy technology business, the Company initiated a reduction in force, in which approximately 75% of the Company’s full-time employees at that point in time were immediately terminated, effective January 18, 2023. The employees that were subject to the reduction were employees of the pharmacy services business. The purpose of the reduction is to preserve capital with the goal of maximizing the opportunity available to pursue the pharmacy technology business.
On January 20, 2023, the Company entered into an Asset Purchase and Sale Agreement, as amended, with German Dobson CVS, L.L.C., Garfield Beach CVS, L.L.C., Longs Drug Stores California, L.L.C., Woodward Detroit CVS, L.L.C. and Holiday CVS, L.L.C. or “CVS”, pursuant to which the Company agreed to sell to CVS certain assets, including pharmacy records, and inventory from all 8 of the Company’s SpotRx pharmacies. The transaction completed on February 10, 2023, for a final gross purchase price of $2.9 million. Upon closing, the pharmacy records and inventory purchased by CVS were transferred from the SpotRx pharmacies to nearby CVS pharmacy locations.
For the years ended December 31, 2022 and 2021, the pharmacy services business comprises approximately 97% and 91% of the Company’s total revenues. As of December 31, 2022 and 2021, inventory from SpotRx pharmacies comprised approximately $3.0 million, or 9%, $2.2 million, or 6%, and of total consolidated assets. Pharmacy service business assets not sold to CVS have been or are expected to be primarily reabsorbed or settled, or to a lesser extent, sold or abandoned. As of March 31, 2023, we have substantially completed our exit from the pharmacy services business.
The Company’s consolidated financial statements herein are retrospectively revised and recast to present the presentation of the pharmacy technology business as the Company's continuing operations, and the pharmacy services business as discontinued operations for all periods presented.
NOTE 2 - LIQUIDITY
The consolidated financial statements for the years ended December 31, 2022 and 2021 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate its assets.
As of December 31, 2022, the Company had $11.4 million in cash and cash equivalents and an accumulated deficit of $239.7 million. Furthermore, net cash used in operating activities for the years ended December 31, 2022 and 2021 was $47.7 million and $42.5 million, respectively. Since inception through December 31, 2022, the Company continually incurred losses from its operations which have been financed primarily by net cash proceeds from the sale of stock from private placements, the sale of redeemable preferred stock and debt.
Relevant accounting standards require that management make a determination as to whether or not substantial doubt exists as to the Company’s ability to continue as a going concern. If substantial doubt does exist management should determine if there are plans in place which alleviate that doubt. The Company had previously identified substantial doubt as to the Company’s ability to continue as a going concern in the prior year as of March 29, 2022. Given, however, its recent private placement as described herein, and the reduction in operation cost resulting from its disposition of assets, the Company’s management determined given ongoing cash requirements to fund operations, the Company has sufficient financial resources to continue operations through the date of this report and one year from the date of the financial statement issuance date, with no substantial doubt as to the Company’s ability to continue as a going concern going forward.
On March 9, 2023, the Company entered into a Securities Purchase Agreement, or private placement (the “Offering”), of securities with certain institutional investors, or the Investors. Upon close of the transaction the Company received gross proceeds from the Offering of approximately $16 million, before deducting offering expenses. The Company intends to use the net proceeds from this offering to fund one-time costs associated with restructuring, repay outstanding debt, and finance its growth initiatives related to its MedCenter technology business. Pursuant

Exhibit 99.1

to the terms of the Offering, the Company agreed to issue pre-funded warrants to purchase common stock (the “Pre-Funded Warrants”) and Series A warrants to purchase common stock (the “Series A Warrants”), to be issued following stockholder approval of the Offering. See Note 20 for further information regarding the private placement if securities issued on March 9, 2023.
In April 2022, the Company completed a private placement, pursuant to which the Company received $40.0 million in gross proceeds, with an additional $10.0 million in gross proceeds received upon the second close that occurred on July 1, 2022, before deducting placement agent commissions and other offering expenses totaling $3.0 million. Additionally, the private placement included warrants, some of which may be callable at the Company’s option beginning on each of the 12 month and 24 month anniversaries of the warrant issuance dates and subject to the satisfaction of certain pricing conditions relating to the trading of the Company’s shares. See Note 19 for further information regarding the private placement warrants.
The Company added to its liquidity resources in 2021 through a senior secured term loan facility with Silicon Valley Bank, or SVB, as described in Note 13, pursuant to which we borrowed $10.0 million in aggregate initial term loans. See Note 13 for further information regarding the Company’s senior secured term loan facility and Note 21 related to subsequent events related to SVB and amounts borrowed.
NOTE 3 - BASIS OF PRESENTATION
Basis of Presentation
The consolidated financial statements include the accounts of all subsidiaries of the Company with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly owned. These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented.
The preparation of financial statements in accordance with U.S. GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, revenue recognition, contract loss accruals, excess, slow-moving and obsolete inventories, product warranty accruals, loss accruals on service agreements, share-based compensation expense, allowance for doubtful accounts, depreciation and amortization and in-process research and development intangible assets, impairment of long-lived assets; and contingencies. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are deemed to be necessary.
Fiscal years ended December 31, 2022 and December 31, 2021, respectively, may be referred to as 2022 and 2021.
Amounts presented in these consolidated financial statements are in United States dollars unless otherwise indicated.
Our critical accounting policies are those that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our accounting policies are set forth in Note 4, Significant Accounting Policies.
Discontinued Operations
As a result of the exit of the retail pharmacy services business the results of the retail pharmacy services business is accounted for as a discontinued operation and the consolidated financial statements and related footnotes have been presented as such for all periods presented herein. The results of discontinued operations include all revenues and expenses directly derived from the pharmacy services businesses; however, general corporate overhead is not allocated to discontinued operations. The Consolidated Balance Sheet, Consolidated Statement of Operations and Comprehensive Loss, and footnotes here reflect the technology services business as continuing operations and the pharmacy services business as discontinued operations for all periods presented. In addition, the Company concluded it no longer has multiple and separate operating segments, but only the continuing operations of the pharmacy technology business. As such the Company no longer reports segment information for all periods presented, and has adjusted retrospectively to reflect this impact.
Risks and Uncertainties relating to COVID-19
The Company bases its estimates on the information available at the time, its experiences and various other assumptions believed to be reasonable under the circumstances including estimates of the impact of COVID-19. The extent to which COVID-19 impacts the Company’s business and financial results will depend on numerous evolving factors, including but not limited to, the severity and duration of COVID-19, the extent to which it will impact our clinic customers, employees, suppliers, vendors, and business partners. The Company assessed certain accounting matters that require consideration of estimates and assumptions in context with the information reasonably available to the Company and known and unknown impacts of COVID-19 as of December 31, 2022 and through the date of this report. The accounting matters assessed included, but were not limited to, the recoverability of the Company’s, PPE and intangible assets, net realizable value of inventory,

Exhibit 99.1

and recoverability of right-of-use operating lease assets. The Company is not aware of any events or existing circumstances which would require it to update its estimates, judgments, or revise the carrying value of its assets or liabilities.
Principles of consolidation
The consolidated financial statements include the accounts of all entities controlled by MedAvail Holdings, Inc., which are referred to as subsidiaries. MedAvail Technologies Inc., MedAvail Technologies (US) Inc., MedAvail Pharmacy Inc., and MedAvail, Inc. are all subsidiaries of the Company. The Company has no interests in variable interest entities of which the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated.
As noted above, the Company has reported MedAvail Pharmacy Inc. and its operating results of the pharmacy services business, and related services, in the loss from discontinued operations line in the consolidated statements of operations for all periods presented. In addition, related assets and liabilities were reported as assets of discontinued operations and liabilities of discontinued operations in the consolidated balance sheets for all periods presented. Unless otherwise noted, the discussion within these notes to the consolidated financial statements relates to continuing operations comprised of the pharmacy technology business. See Note 20 for additional information on discontinued operations.

NOTE 4 - SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents
The Company classifies all highly liquid instruments with an original maturity of three months or less as cash equivalents. The Company’s cash and cash equivalents generally include funds held in checking and savings accounts at large American and Canadian financial institutions and denominated in U.S. Dollars and Canadian Dollars.
Restricted Cash
The Company considers cash to be restricted when withdrawal or general use is legally restricted. During the years ended December 31, 2022 and December 31, 2021, pursuant to a Loan and Security Agreement with Silicon Valley Bank, See Note 13, we issued letters of credit to secure certain operating leases, and we are required to maintain a $0.7 million and $0.4 million, respectively, with the bank to secure the outstanding letters of credit. Due to the nature of the deposits, the balances were classified as restricted cash. Restricted cash was included in the balance for cash presented in the statements of cash flows.
Accounts Receivable
Accounts receivable are primarily comprised of trade receivables presented net of allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts based on its assessment of the collectability of amounts owed by customers. The allowance consists of known specific troubled accounts as well as an amount based on overall estimated potential uncollectible accounts receivable based on historical experience. At December 31, 2022 and 2021, the Company did not have any amounts reserved for allowance for doubtful accounts as pharmacy technology receivables do not have a history of uncollectible accounts. The Company continues to evaluate its receivables for exposure and potential impact.
Prepaid expenses and other current assets
Prepaid expenses and other current assets consist primarily of prepaid amounts for insurance, rent and general operating expenses.
Research and Development
Research and development expenses represent costs incurred to internally develop and innovate the MedCenter platform technology, including research and development on the MedCenter hardware, and related software and supporting information technology infrastructure. Wages and salaries consist of compensation costs incurred for research and development employees and contractors including bonuses, health plans, severance, and contractor costs. The Company does not incur research and development for others or provided such services to external parties. When research and development costs are incurred to develop hardware, the costs are expensed until technological feasibility is achieved, at which point the costs are capitalized.
Software
Software development costs are accrued and expensed based on ASC 985 or ASC 350 for external and internal use software, respectively. External use software includes software costs for applications that the Company intends to sell or lease (in conjunction with related hardware). Internal use software includes software costs for applications that are used internally. Any software development costs that are incurred prior to the point where the project has demonstrated technological feasibility are expensed as they are incurred. Once technological feasibility has been

Exhibit 99.1

established, development costs are capitalized. Once development is complete and the software is made available for release to customers, capitalization is no longer appropriate because any remaining costs are considered ongoing maintenance and support. These are expensed as they are incurred. The definition of “technological feasibility”, per ASC 985 or ASC 350, is “the technological feasibility of a computer software product is established when the entity has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements.” Software development costs are subject to these rules regardless of whether the costs were generated internally (employee time) or externally (vendor fees).
Foreign Currency Translation
The functional currency for all our subsidiaries is the U.S. dollar. Gains and losses resulting from the remeasurement of foreign currency amounts to the functional currency are included in operating expenses in the consolidated statements of comprehensive loss. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in foreign currency translation adjustment in the consolidated statements of operations and comprehensive loss.
Revenue Recognition
The Company accounts for revenue under Accounting Standards Codification, or ASC, Topic 606: Revenue from Contracts with Customers, or Topic 606. The amount of revenue recognized for any goods or services reflects the consideration that the Company expects to be entitled to receive in exchange for those goods and services. To achieve this core principle, the Company applies the following five-step approach: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as a performance obligation is satisfied.
A contract is accounted for when approved by both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Performance obligations under a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. In certain instances, the Company concluded that distinct goods or services should be accounted for as a single performance obligation that is a series of distinct goods or services that have the same pattern of transfer to the customer.
The transaction price is determined based on the consideration that the Company will be entitled to in exchange for transferring goods or services to the customer. To the extent the transaction price includes variable consideration, we estimate the amount of variable consideration that should be included in the transaction price, utilizing the expected value method. During 2022 and 2021, none of our pharmacy technology contracts included variable consideration. Determining the transaction price requires judgment.
The Company must also determine if the promises to transfer the goods or services to the customer are separately identifiable from other promises in the contract (the goods or services are distinct in the context of the contract). If these criteria are not met, the promised services are accounted for as a single performance obligation.
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (SSP) basis. We determine each SSP based on the Company’s history of selling such performance obligations as standalone goods or services. When no observable evidence exists, we estimate SSP using cost-plus method. In cases where the cost-plus method is used, to establish the gross margins we utilize all observable data points including, market and industry data points and the Company’s pricing practices.
Subscription Revenue
The Company provides MedCenter units to customers on a contract that includes software license and maintenance services or a Subscription Agreement. Subscription Agreements include operating leases for the MedCenter units with a non-cancelable term of 12 months or less, and are recorded following lessor guidance for operating leases. MedCenters leased to customers are carried on the Company’s consolidated balance sheets as MedCenter equipment and depreciated. For the years ended December 31, 2022 and 2021, subscription revenue was $0.4 million for both periods, respectively, within the pharmacy and hardware revenue on the consolidated statements of operations and comprehensive loss.
MedCenter Revenue
The Company derives revenue from the sale of MedPlatform Systems, which include MedCenter prescription dispensing kiosks, and the associated installation, software, maintenance and support, and professional service components necessary for operation, representing multiple distinct performance obligations.

Exhibit 99.1

Hardware and installation revenue is recognized when the MedCenter is delivered, installed, and controlled by the customer. Software, and maintenance and support revenue is recognized over the term of the MedCenter Systems contract. Professional service revenue is recognized on a proportional performance, time-and-materials basis, as the services are delivered to the customer. For any consideration received prior to the fulfillment of the obligation, deferred revenue is recorded. As of December 31, 2022 and 2021, deferred revenue on the consolidated balance sheets was $0.2 million and $0.1 million, respectively.
Inventory
Inventory used in the pharmacy technology segment consists primarily of MedCenter units which are finished goods, as well as spare parts. Inventories are carried at the lower of cost (specific identification) or net realizable value.
Impairment of Long Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable, the Company compares the carrying amount of an asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. For the years ended December 31, 2022 and 2021, the Company did not recognize any significant impairments of long lived assets.
Property, plant and equipment
Property, plant and equipment are carried at cost less accumulated depreciation and impairment. Gains and losses arising on the disposal of individual assets are recognized in income in the period of disposal. Costs, including financing charges and certain design, construction and installation costs related to assets that are under construction and are in the process of being readied for their intended use, are recorded as construction-in-progress and are not subject to depreciation.
Depreciation begins when an asset is placed into service on a straight-line basis over the estimated useful lives as follows:

IT equipment	1 – 3 years
General plant and equipment	5 – 8 years
Vehicles	5 years
Office furniture and equipment	5 – 8 years
Leasehold improvements	lesser of useful life or term of lease
MedCenter equipment	8 years
Maintenance and repairs are charged to expense as incurred. Renewals and betterments that materially prolong the useful lives of the assets are capitalized. The cost and related accumulated depreciation of property retired or sold are removed from the accounts, and gains or losses are recognized in the consolidated statements of operations.
Intangible Assets
Intangible assets consist of software, patents and know-how. Intangible assets acquired through asset acquisitions or business combinations are initially recognized at fair value based on an allocation of the purchase price. Software includes internal and external use software costs that are accounted for in accordance with ASC 350 and ASC 925, respectively. Costs associated with application development are capitalized as intangible assets. All other costs including planning, training, and conceptual evaluation are expensed. The intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization of the intellectual property commenced in 2014 on delivery of the first proof of concept MedCenter. The Company evaluates the reasonableness of the estimated useful lives of these intangible assets on an annual basis.
Amortization is recorded from the date each asset is placed into service on a straight-line basis over the estimated useful lives of intangible assets as follows:

Intellectual property	6 years
Website and mobile application	2 years
Software	1 – 5 years

Exhibit 99.1

Leases
The Company maintains operating leases primarily for research and development facilities, corporate offices, storage of MedCenter equipment and repair, maintenance, and certain manufacturing.
ASC 842 requires lessees to recognize a right-of-use, or ROU, asset and a lease liability on the balance sheet for substantially all leases, except for short-term leases. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations.
New contracts are analyzed to determine whether they include leased assets; such leases are referred to as embedded leases. When evaluating contracts for embedded leases, the Company exercises judgment to determine if there is an explicitly or implicitly identified asset in the contract and if the Company controls the use of that asset.
The Company’s accounting policy treats leases with an initial term of 12 months or less as short-term leases. Lease expense for short-term lease payments are recognized on a straight-line basis over the term of the lease.
Operating lease right-of-use, or ROU, assets and lease liabilities are recognized based on the present value of lease payments over the lease term. Because most of the leases do not include an implicit discount rate, the Company uses its incremental borrowing rate to calculate the present value of lease payments. As a practical expedient, the Company has elected not to separate lease components (e.g. payments for rent, real estate taxes and insurance costs) from non-lease components (e.g. common-area maintenance costs). As a result, if the non-lease components are fixed, they are included when calculating the ROU asset and related lease liability.
See Note 12 for additional disclosures.
Share-based compensation
The Company has a stock compensation plans whereby awards are granted to certain employees. The fair value of the stock options and restricted stock units or RSUs granted by the Company to employees is recognized as compensation expense on a straight-line basis over the applicable vesting period. The fair value of the options and RSU’s are measured using the Black-Scholes option pricing model and intrinsic value, respectively, as of the grant date. Shares issued upon the exercise of options and vesting of RSUs are new shares. Forfeitures are estimated based on historical experience and expense related to awards, and the estimate is adjusted over the term of the awards to reflect their probability of vesting. All fully vested awards are fully expensed.
The Company has an employee stock purchase plan or ESPP, whereby employees may purchase a limited number of shares of the Company’s common stock. The fair value of the ESPP shares purchased by employees, as of the grant date, is recognized as compensation expense on a straight-line basis over the period from the grant date to the exercise date.
Warrants
The Company issued warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards once issued. Certain obligations to issue warrants as compensation for services may be initially classified as liabilities before the warrants are issued. The fair value of the awards are measured using the Black-Scholes option pricing or Monte-Carlo simulation models as of the grant date. Warrants issued are initially recorded at fair value as a reduction to additional paid in capital or as an expense if the warrants are issued to pay for services.
Financing costs
Financing costs incurred to issue debt are capitalized and amortized using the effective interest method until the individual financial liability matures and are included as a component of interest expense in the consolidated statements of operations and comprehensive loss. Financing costs incurred to issue equity are capitalized and netted against the respective class of shares they were incurred to issue.

NOTE 5 - RECENT ACCOUNTING PRONOUNCEMENTS
Recently Issued Accounting Standards Not Yet Adopted
Measurement of Credit Losses on Financial Statements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326)”- Measurement of Credit Losses on Financial Instruments”, (“ASU 2016-13”), supplemented by ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”, (“ASU 2018-19”). The new standard requires entities to measure all expected credit losses for financial assets held at the

Exhibit 99.1

reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 became effective for Public Business Entities who are SEC filers for fiscal years beginning after December 15, 2019, other than smaller reporting companies, all other public business entities and private companies, with early adoption permitted. ASU No. 2016-13 will be effective beginning in the first quarter of the Company's fiscal year 2023. The adoption of ASU 2019-13 is not expected to have a material impact on our consolidated financial statements.
Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions
In June 2022, the FASB issued ASU No. 2022-03, “Fair Value Measurement (Topic 820)”- Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”, (“ASU 2022-03”). The amendments in this update clarify the guidance in Topic 820. ASU 2022-03 becomes effective for Public Business Entities who are SEC filers for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. ASU No. 2022-03 will be effective beginning in the first quarter of the Company's fiscal year 2024. The Company has not yet completed its evaluation of the impact of this new guidance on its consolidated financial statements.
There was no other recently issued and effective authoritative guidance that is expected to have a material impact on the Company’s consolidated financial statements through the reporting date.

NOTE 6 - EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share is computed by dividing net income or loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed by dividing net income or loss available to common stockholders by the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period.
The following table presents warrants included in weighted average shares outstanding due to their insignificant exercise price, during the period from the date of issuance to the exercise date. After these warrants were exercised the related issued and outstanding common shares are included in weighted average shares outstanding:

Shares	Issuance Date	Exercise Date
118,228	May 9, 2018	May 10, 2021
309,698	February 11, 2020	May 10, 2021
84,911	June 29, 2020	May 10, 2021
39,208	November 18, 2020	May 10, 2021
19,310	November 18, 2020	Outstanding
During the years ended December 31, 2022 and 2021, there was no potential dilution from stock options, RSUs, and other warrants due to the Company’s net loss position. As of December 31, 2022 and 2021, there was a total of 31,023,725 and 4,369,668, respectively, of potential common shares underlying outstanding stock options, RSUs and other warrants. See Note 19.
The following table sets forth the computation of basic and diluted earnings per share (in thousands, expect for share and per share amounts):

	Year Ended December 31,
	2022	2021
Net loss and comprehensive loss from continued operations	$(21,165)	$(20,250)
Net loss from discontinued operations	$(26,451)	$(23,565)
Net loss	$(47,616)	$(43,815)

Weighted average shares - basic and diluted	65,776,384	32,656,325
Net loss per share - basic and diluted from continuing operations	$(0.32)	$(0.62)
Net loss per share - basic and diluted from discontinued operations	$(0.40)	$(0.72)

NOTE 7 - FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS
As of December 31, 2022 and 2021, there were no assets and liabilities that were accounted for at fair value on a reoccurring basis.

Exhibit 99.1

Fair value measurements are categorized in one of the following three levels based on the lowest level input that is significant to the fair value measurement in its entirety:
Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 - Observable inputs other than quoted prices in active markets for identical assets or liabilities include:
a.quoted prices for similar assets or liabilities in active markets;
b.quoted prices for identical or similar assets or liabilities in inactive markets;
c.inputs other than quoted prices that are observable for the asset or liability;
d.inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3- Inputs to the valuation methodology are unobservable (i.e., supported by little or no market activity) and significant to the fair value measure.
The carrying amount of the Company's term loan approximates fair value based upon market interest rates available to us for debt of similar risk and maturities. Refer to Note 13, Debt, for further information regarding the Company’s term loan. The carrying amount of cash and cash equivalents and restricted cash approximates fair value.

NOTE 8 - INVENTORY
The following table presents detail of inventory balances (in thousands):

	December 31,
	2022	2021
Inventory:
MedCenter hardware	$8,154	$4,225
Spare parts	663	565
Total inventory	$8,817	$4,790
During the years ended December 31, 2022 and 2021, $0.5 million and $1.3 million were recognized as hardware cost of revenue, respectively on the consolidated statement of operations and comprehensive loss.

NOTE 9 - PREPAID EXPENSES AND OTHER CURRENT ASSETS
The following table presents prepaid expenses and other current assets balances (in thousands):

	December 31,
	2022	2021
Prepaid expenses and other current assets:
Prepaid MedCenter inventory	$1,359	$1,050
Prepaid insurance	921	509
Other	289	414
Total prepaid expenses and other current assets	$2,569	$1,973

Exhibit 99.1

NOTE 10 - PROPERTY, PLANT AND EQUIPMENT
The Company’s principal technology product offering is the MedCenter. MedCenter equipment includes the hardware and components necessary for installation and operation.
The following tables present property, plant and equipment balances (in thousands):

	Estimated useful lives	December 31,	December 31,
		2022	2021
Property, plant and equipment:
MedCenter equipment	8 years	$1,357	$1,689
IT equipment	1 - 3 years	1,908	1,895
Leasehold improvements	lesser of useful life or term of lease	316	316
General plant and equipment	5 - 8 years	373	372
Office furniture and equipment	5 - 8 years	217	268
Vehicles	5 years	36	36
Construction-in-process		5	9
Total historical cost		4,212	4,585
Accumulated depreciation		(3,774)	(3,700)
Total property, plant and equipment, net		$438	$885
During the years ended December 31, 2022 and 2021, there was a transfer of $0.2 million and $0.3 million, respectively, from inventory to property, plant and equipment. MedCenter units in inventory are transferred to property, plant and equipment when those units are leased to a third party.
As of December 31, 2022 and 2021, $0.9 million and $1.7 million worth of MedCenter equipment was leased under Subscription Agreements, respectively, net of $0.5 million and $1.0 million accumulated depreciation, in property, plant and equipment.
The Company recognized $0.5 million and $0.4 million of depreciation for each of the years ended December 31, 2022 and 2021, respectively, of which $0.2 million and $0.2 million, respectively, were included in cost of products sold and services.

NOTE 11 - INTANGIBLE ASSETS
The following table presents intangible asset balances (in thousands):

	December 31,
	2022	2021
Gross intangible assets:
Software	$2,200	$1,765
Intellectual property	3,857	3,857
Website and mobile application	534	534
Total intangible assets	6,591	6,156
Accumulated amortization:
Software	(1,749)	(1,518)
Intellectual property	(3,857)	(3,857)
Website and mobile application	(534)	(534)
Total accumulated amortization	(6,140)	(5,909)
Total net book value	$451	$247
The Company recognized $0.2 million and less than $0.1 million of amortization for the years ended December 31, 2022 and 2021, respectively, which was included in operating expenses. The remaining balance will amortize as follows:

Exhibit 99.1

December 31, 2022
2023	$108
2024	103
2025	103
2026	103
2027	34
Thereafter	—
Total amortization	451

NOTE 12 - LEASES
The Company maintains operating leases primarily for corporate offices, research and development facilities, and certain equipment.
Lease terms include options to extend or terminate leases when it is reasonably certain that the Company will exercise those options. Real estate leases for facilities have a remaining lease term of 1 – 5 years.
Certain of the lease agreements contain variable lease payments that are adjusted periodically to adjust estimated amounts for actual operating expenses; these variable amounts are not material. When sublease income is generated for certain properties, MedAvail records its liability separately from those expected inflows. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Operating lease expenses were $0.5 million and $0.6 million for each of the years ended December 31, 2022 and 2021, respectively.
Balance sheet amounts for lease assets and lease liabilities are as follows (in thousands):

	December 31,
	2022	2021
Assets
Operating:	$620	$857
Finance:	4	20
Total assets	$624	$877
Liabilities:
Operating:
Current	241	236
Long-term	441	695
Finance:
Current	5	15
Long-term	—	5
Total liabilities	$687	$951
The following table summarizes the weighted-average remaining lease term and weighted-average discount rate related to the Company’s leases as follows:

	December 31,
	2022	2021
Finance leases:
Weighted-average remaining lease term (years)	0.5	1.5
Weighted-average discount rate	6.0%	6.0%
Operating leases:
Weighted-average remaining lease term (years)	3.6	4.0
Weighted-average discount rate	7.3%	7.2%

Exhibit 99.1

Maturities of operating lease liabilities are as follows (in thousands):

December 31, 2022
2023	$285
2024	148
2025	152
2026	157
2027	37
Thereafter	—
Total lease payments	779
Less: present value discount	(97)
Total leases	$682
Maturities of finance lease liabilities over the next 5 years totals, and is comprised of, $5 thousand due in the 2023 annual period, with no other amounts outstanding for the years 2024 and beyond. No imputed is due or applicable related to the finance lease liabilities maturities.

NOTE 13 - LONG TERM DEBT, NET
The following table presents debt balances (in thousands):

	December 31,
	2022	2021
Term loan	$5,182	$10,070
Term loan discount	(384)	(532)
Total debt	4,798	9,538
Less Short-term debt	—	—
Long-term debt	$4,798	$9,538
Term Loan
On June 7, 2021, the Company entered into a Loan and Security Agreement, or the Loan Agreement, with Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., or the Lenders, pursuant to which we borrowed $10.0 million in aggregate initial term loans, the (Initial Loans). The Initial Loans and the Company's obligations under the Loan Agreement are guaranteed by certain of our subsidiaries and are secured by substantially all of the assets of the Company and its subsidiary guarantors.
The Initial Loans mature on April 1, 2026. In December 2022 the Company made a discretionary $5.0 million principal payment. The remaining principal repayment will commence on May 1, 2024 in equal monthly installments of the outstanding Loan balance through the maturity date. The Initial Loans bear interest at a floating rate equal to the greater of 7.25% or the Prime Rate plus 4.0% (11.5% at December 31, 2022). See Note 21 for further details relating to additional discretionary principal payments.
The Company may elect to prepay the Initial Loans, in whole but not in part, at any time. If the Company elects to voluntarily prepay the Initial Loans before the scheduled maturity date, the Company is required to pay the Lenders, a prepayment premium, equal to 3.0% of the outstanding principal balance if the prepayment occurs on or before June 7, 2022, 2.0% of the outstanding principal balance if the prepayment occurs on or before June 7, 2023, or 1.0% for a prepayment made after June 7, 2023, but before the scheduled maturity date. A prepayment premium is also applicable to a mandatory prepayment of the Initial Loans upon an acceleration of the Initial Loans. Upon a voluntary or mandatory prepayment of the Initial Loans, the Company is also required to pay the Lenders’ expenses and all accrued but unpaid interest on the Initial Loans through the prepayment date.
A final payment fee equal to 4.75% of the Initial original principal amount of the Loans advanced will be due at the earlier of the maturity date, acceleration of the Initial Loans, or a voluntary or mandatory prepayment of the Initial Loans. The final payment fee is accreted to the Loan balance over the loan term using the effective interest method.
The Loan Agreement includes customary representations and covenants that, subject to exceptions and qualifications, restrict the Company's ability to do the following things: engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; engage

Exhibit 99.1

in businesses that are not related to existing business; add or change business locations; incur additional indebtedness; incur additional liens; make loans and investments; declare dividends or redeem or repurchase equity interests; and make certain amendments or payments in respect of any subordinated debt. In addition, the Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our bank accounts, protection of our intellectual property, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries. Upon the occurrence and during the continuance of an event of default, the Lenders may declare all outstanding principal and accrued and unpaid interest under the Loan Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Loan Agreement and related loan documents. The events of default under the Loan Agreement include, subject to grace periods in certain instances, payment defaults, breaches of covenants or representations and warranties, a material adverse change as defined in the Loan Agreement and with respect to certain governmental approvals, material judgments and attachments, cross defaults with certain other material indebtedness, bankruptcy and insolvency events with respect to the Company and its subsidiaries, and delisting of the Company's shares from NASDAQ.
For the year ended December 31, 2022, the Company obtained waivers of any covenant non-compliance or defaults from Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P. See Note 21 for further details related to the Company’s debt terms and compliance with Loan Agreement covenants.
Loan issuance costs of $0.6 million are included in long term debt and are amortized to interest expense over the loan term using the effective interest method.
PPP Loan
On May 14, 2020, the Company entered into two Promissory Notes with HSBC Bank, which provided for a loan in the aggregate amount of $0.3 million, or the PPP Loan, pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act. The PPP Loan had a two-year term and an interest at a rate of 1.0% per annum. Monthly principal and interest payments were deferred for six months after the date of disbursement. The PPP Loan could have been prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contained events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provided that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses, including certain payroll costs, group health care benefits and other permitted expenses as described in the CARES Act. During 2020, the Company used the entire PPP Loan amount for qualifying expenses.
The Company applied for forgiveness of the loan in accordance with the terms of the CARES Act. During March 2021 and November 2020, the Company received notice that $0.1 million and $0.2 million, respectively, of the loan was forgiven. Upon forgiveness of the PPP loan, the PPP loan balance was included in Other gain (loss), net.
MYOS Promissory Note
On November 17, 2020, the Company entered into a promissory note with MYOS Corp to borrow $3.0 million. The Company repaid $1.0 million of the borrowings in 2020. The remaining balance was repaid during 2021. The note did not accrue interest and could be repaid early without penalty.

Exhibit 99.1

NOTE 14 - GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses are as follows (in thousands):

	Year Ended December 31,
	2022	2021
General and administrative expenses:
Wages and salaries	$9,560	$9,728
Professional services	2,243	2,397
Insurance	1,702	1,638
Rent and utilities	867	878
Other general and administrative expenses	1,245	895
Share-based compensation	2,296	1,205
Software licenses and support	1,081	938
Travel and other employee expenses	142	712
Office and IT supplies	177	228
Depreciation of property, plant and equipment	134	188
Total general and administrative expenses	$19,447	$18,807

NOTE 15 - OTHER GAIN (LOSS)
Other gain (loss) is as follows (in thousands):

	Year Ended December 31,
	2022	2021
Other gain (loss), net
Forgiveness of PPP Loan	$—	$161
Total other gain (loss), net	$—	$161

NOTE 16 - INCOME TAXES
The provision for income taxes in the consolidated statement of operations and comprehensive loss represents an effective rate different from the US statutory tax rate for the following reasons (in thousands):

	Year Ended December 31,
	2022	2021
Loss before income taxes	$(21,165)	$(20,248)

Income tax recovery at statutory rate (21%)	$(4,440)	$(4,252)
State income tax expense, net of federal benefit	(178)	(502)
Increase (decrease) resulting from:
Effect of foreign tax rate	(890)	(610)
Unrecognized deferred tax asset	5,805	5,150
Other	(297)	216
Provision for income taxes	$—	$2
During the year ended December 31, 2022, income tax expense on the consolidated statement of operations included $4 thousand from minimum state taxes and $20 thousand from 2021 income tax adjustments.

Exhibit 99.1

On March 11, 2021, the U.S. federal government enacted the American Rescue Plan Act of 2021, which did not have a material impact on our provision.
The effects of temporary differences that give rise to future income tax assets and future income tax liabilities have been determined as follows (in thousands):

	Year Ended December 31,
	2022	2021
Future income tax assets:
Non-capital losses	$39,454	$34,431
Un-depreciated capital cost (UCC)	1,720	1,646
Other intangible items	2,139	1,404
Interest limitation carryforward	434	461
Total future income tax assets	43,747	37,942
Future income tax liabilities:
Valuation allowance	(43,747)	(37,942)
Net future income tax asset	$—	$—
The Company is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. Management must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of the valuation allowance, if any, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of historical cumulative losses, the Company determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Accordingly, the Company recorded a valuation allowance against all of its net deferred tax assets as of December 31, 2022 and 2021. The net valuation allowance increased by $5.8 million in 2022.
On August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022, which is effective January 1, 2023 and contains provisions implementing a 15% minimum corporate income tax on book income of certain large corporations, a 1% excise tax on net stock repurchases and several tax incentives to promote clean energy. The new provisions are not expected to have a material impact on the Company’s consolidated financial statements.
A provision of the Tax Cuts and Jobs Act of 2017 became effective on January 1, 2022. This provision requires companies to capitalize and amortize research and development (“R&D”) expenses over 5 years (and 15 years for non-U.S. R&D expenses) as opposed to deducting those expenses in the year they are incurred. The enacted provision did not have a material impact on the Company’s consolidated financial statements.
As of December 31, 2022, the Company has federal net operating loss carryforwards of approximately $22.6 million, of which $11.7 million will begin to expire in the year 2032 if not utilized, and $10.9 million that will carryover indefinitely. In addition, the Company has approximately $123.1 million of non-capital losses in Canada that can be used to reduce taxable income in future years. These losses will begin to expire in the year 2032.
Utilization of the Company’s net operating loss or NOL carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future in accordance with Section 382 of the Internal Revenue Code of 1986 (“Section 382”) as well as similar state provisions. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income and taxes, respectively. In general, an ownership change as defined by Section 382 results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to significant complexity with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforward would be subject to an annual limitation under Section 382. Although the Company has not completed its analysis, it is reasonably possible that its federal NOLs available to offset future taxable income could materially decrease. This reduction would be offset by an equal and offsetting adjustment to the existing valuation allowance. Given the offsetting adjustments to the existing valuation allowance, any ownership change is not expected to have an adverse

Exhibit 99.1

material effect on the Company’s consolidated financial statements. Any limitation may result in expiration of a portion of the net operating loss carryforward before utilization.
The Company has filed all income tax returns for years through 2021. These returns are subject to examination by the taxing authorities in the respective jurisdictions, generally for three or four years after they were filed. Based on an analysis of tax positions taken on income tax returns filed, we determined no material liabilities related to uncertain income tax positions existed as of December 31, 2022 and 2021. Although we believe the amounts reflected in our tax returns substantially comply with applicable U.S. federal, state and foreign tax regulations, the respective taxing authorities may take contrary positions based on their interpretation of the law. A tax position successfully challenged by a taxing authority could result in an adjustment to our benefit for income taxes in the period in which a final determination is made.
A reconciliation of the beginning and ending amounts of unrecognized deferred tax benefits is as follows (in thousands):

	Year Ended December 31,
	2022	2021

Beginning balance	$37,942	$32,792
Additions based on tax positions related to the current year	5,805	5,150
Ending balance	$43,747	$37,942
The Company's policy is to recognize interest and penalties accrued on any unrecognized tax benefit as a component of income tax expense. The Company does not expect any significant changes to the unrecognized tax benefits within the next 12 months.

NOTE 17 - COMMITMENTS AND CONTINGENCIES
Litigation
The Company is and, from time to time may in the future become, involved in legal proceedings, claims and litigation in the ordinary course of business. The Company has become subject to certain demands, and claims from former employees relating to the reduction in force the Company implemented in connection with the restructuring of the company and the disposition of its pharmacy services business. The Company intends to vigorously defend itself against such pending and threatened actions. The Company cannot determine a reasonable estimate of the maximum possible loss or range of loss for pending or threatened matters given that they are at various stages of the litigation process and each case is subject to the inherent uncertainties of litigation. In management’s opinion, based on currently available information, any potential loss resulting from the resolution of these matters is not expected to have a material adverse effect on the Company’s results of operations, financial position, or cash flows.
Purchase Commitments
As of December 31, 2022 and 2021, the Company did not have any minimum purchase commitments that were material to the consolidated financial statements.
Defined Benefit Plans
MedAvail has a 401(k) plan available to employees, but during 2022 and 2021, had no commitment to make contributions to that plan and had no liability recorded related to the plan.
Revenue Concentration Risk
The Company partners with various national and independent healthcare organizations where the MedCenters are located. During the years ended December 31, 2022 and 2021, revenue from MedCenters placed with healthcare organization A comprised 40% and 53%, respectively, of total revenue, and healthcare organization B comprised 23% and 17%, respectively, of total revenue.

Exhibit 99.1

Vendor Concentration Risk
The following table presents the Company’s vendor concentration and significant inventory suppliers:

	Year Ended December 31,
	2022	2021
Vendor A	27%	24%

NOTE 18 - EQUITY, SHARE-BASED COMPENSATION AND WARRANTS
On June 14, 2022, the Company’s stockholders approved an Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.001, from 100 million shares to a new total of 300 million shares. The Restated Certificate was effective upon filing the Restated Certificate with the Secretary of State of the State of Delaware on June 15, 2022. No preferred shares were outstanding at December 31, 2022 and 2021.
Dividend and Voting Rights
The holders of common stock are entitled to receive dividends if and when declared by the Board of Directors of the Company, but not until all dividends on redeemable convertible preferred stock have been either (i) paid or (ii) declared and the Company has set aside funds to pay those dividends declared. Holders of common stock have the right to one vote per share.
Private Placement
On March 30, 2022, the Company entered into a Securities Purchase Agreement, or Purchase Agreement, with certain purchasers thereto, or the Investors. Pursuant to the Purchase Agreement, the Company agreed to issue and sell to the Investors in a private placement, or the Private Placement, up to 47.1 million shares, or the Shares, of the Company’s common stock, and to issue warrants, or the Warrants, to purchase up to 23.5 million shares of common stock, or Warrant Shares. The Shares and the Warrants were sold at two closings as further described below, at a price per share of $1.0625.
On April 4, 2022, the first closing of the Private Placement occurred, in which 37.6 million shares of common stock for $40.0 million in gross proceeds, before deducting placement agent commissions and other offering expenses, and Warrants exercisable for up to 18.8 million Warrant Shares were issued by the Company. A second and final closing occurred on July 1, 2022, and the Investors purchased an additional 9.4 million shares of common stock for $10.0 million in additional gross proceeds and Warrants exercisable for up to 4.7 million Warrants Shares.
Each Investor purchasing Shares in the Private Placement was issued a Warrant to purchase that number of Warrant Shares equal to 50% of the number of Shares purchased under the Purchase Agreement by such Investor. The Warrants have a per share exercise price of $1.25 and are exercisable by the holder at any time after the issuance date of the Warrant for a period of five years. If the Warrants were exercised in full by the Investors at an exercise price of $1.25, the Company would receive additional gross proceeds of up to $29.4 million. Investors would more likely exercise their warrants when the market price of the Company’s shares is greater than the warrant exercise price of $1.25 or $2.50 for the 12 month and 24 month periods, and not likely to exercise their warrants when the market price is below the respective warrant exercise price.
In addition, the Warrant terms provide the Company with a call option to force the Warrant holders to exercise up to two-thirds of the warrant shares subject to each Warrant, with the lesser of one-third of all Warrant Shares, or unexercised shares, being callable beginning on each of the 12 month and 24 month anniversaries of the Warrant issuance dates, at an exercise price of $1.25 and $2.50 respectively, in each case until the expiration of the Warrants, and subject to the satisfaction of certain pricing conditions relating to the trading of the Company’s shares. Were the Company to force the exercise the contingent call option of one-third of all Warrant Shares at an exercise price of $1.25 and $2.50 pursuant the 12 month and 24 month anniversary periods, the Company would receive approximately $9.8 million and $19.6 million, respectively, in gross proceeds. In order to force exercise the contingent options, on or following the 12 month or 24 month anniversaries of the Warrant issuance dates, the closing sale price of the stock must have been equal or greater than the $1.25 and $2.50 exercise price, respectively, for any 30 trading day period, subject to certain adjustments. Pursuant to ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in an Entity’s Own Equity (Subtopic 815-40), the Company classified these Warrant Shares as Equity in its Consolidated Balance Sheet as of December 31, 2022.

Exhibit 99.1

Shelf Registration and Sales Agreement
On August 12, 2022, the Company filed a shelf registration statement on Form S-3, or the Shelf, with the SEC in relation to the registration and potential future issuance of common stock, preferred stock, debt securities, depository shares, warrants, subscription rights, purchase contracts, units and/or any combination thereof, in the aggregate amount of up to $150,000,000. The Shelf was declared effective on August 26, 2022.
The Company also entered into a sales agreement as of August 12, 2022, or Sales Agreement, with Cowen and Company, LLC, or Cowen, as sales agent, providing for the offering, issuance and sale of up to an aggregate $50,000,000 of the Company’s common stock from time to time at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on the Nasdaq Capital Market or any other trading market for the Company’s common stock in “at-the-market” offerings, under the Shelf. As of December 31, 2022, the Company has not issued and sold any shares of common stock under the Sales Agreement.
Share-based compensation
2020 Plan
The 2020 Equity Incentive Plan, (the 2020 Plan), provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of the Company and the company group. The number of shares of Company Common Stock that are reserved for issuance pursuant to awards under the 2020 Plan at inception was 5,000,000 shares. The 2020 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of common stock available for issuance under the 2020 Plan on the first day of each fiscal year, equal to the least of: (i) 5,000,000 shares; (ii) 5% of the total number of shares of all classes of common stock of the Company as of the last day of our immediately preceding fiscal year; or (iii) such lesser amount determined by the administrator. As of December 31, 2022 there was an aggregate of 2.3 million shares of common stock available for grant under the 2020 Plan. The 2020 Plan will terminate on the tenth anniversary of its effective date. No award may be made under the 2020 Plan after its expiration date.
2022 Inducement Plan
The 2022 Inducement Equity Incentive Plan, (the Inducement Plan), provides for the grant of equity-based awards, including nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance shares and performance stock units, and its terms are substantially similar to the 2020 Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan, but with such other terms and conditions intended to comply with the NASDAQ inducement award exception or to comply with the NASDAQ acquisition and merger exception.
In accordance with the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of non-employment with the Company), as an inducement material to the individuals’ entry into employment with the Company, or, to the extent permitted by the Nasdaq Listing Rules, in connection with a merger or acquisition. The number of shares of Company Common Stock that are reserved for issuance pursuant to awards under the Inducement plan was 1,500,000 shares. As of December 31, 2022 there was an aggregate of 0.2 million shares of common stock available for grant under the Inducement Plan.
2020 ESPP
The 2020 Employee Stock Purchase Plan, (the 2020 ESPP), provides eligible employees with an opportunity to purchase shares of the Company’s Common Stock through accumulated contributions, which generally will be made through payroll deductions. The 2020 ESPP permits the administrator of the 2020 ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. The maximum number of shares of our common stock that will be available for issuance under the 2020 ESPP at inception was 700,000 shares. The number of shares of common stock available for issuance under the 2020 ESPP Plan will be increased on the first day of each fiscal year beginning with the 2021 fiscal year equal to the least of (i) 1,000,000 shares of common stock; (ii) one percent 1% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year; or (iii) an amount determined by the administrator. The shares may be authorized, but unissued, or reacquired common stock. As of December 31, 2022 there was an aggregate of 0.9 million shares of common stock, available for grant under the 2020 ESPP. During the year ended December 31, 2022, eligible employees contributed $0.1 million through payroll deductions to the ESPP and 112,740 shares were deemed delivered. The 2020 ESPP will terminate in 2040, unless terminated sooner.

Exhibit 99.1

2018 Plan
In September 2018, MAI adopted the 2018 MedAvail Equity Incentive Plan, the (2018 Plan), which provided for the granting of stock options to service providers. As part of the adoption of the 2018 Plan, the Company provided the option for all eligible service providers to exchange their options held under the 2012 MedAvail Stock Option Plan, or the 2012 Plan, as of the exchange date for new options under the 2018 Plan, at an exchange ratio of 1:5. All vesting schedules were maintained on exchange.
A total of 53 eligible service providers participated in the exchange, which resulted in the exchange of 239,181 options under the 2012 Plan for 1,269,180 options under the 2018 Plan. The exchange resulted in $1.0 million of one-time incremental compensation cost for 2018.
The maximum number of shares to be granted under the 2018 plan was 1,972,530. In accordance with the plan, the exercise price of each option is based on the fair value of the Company’s common shares on the date of the grant. An option’s term was determined at the discretion of the Board of Directors, not to exceed ten years. Unless otherwise stated, the consolidated financial statements reflect 1/48 of the option vesting each month over a four-year vesting period.
The 2018 Plan was closed to granting options upon adoption of the 2020 Plan.
2012 Plan
The 2012 MedAvail Stock Option Plan was modified on the date the 2018 Plan was adopted to no longer permit granting of options under the plan. As of December 31, 2022, there are 5,777 options that remained outstanding under this plan. Options granted under the 2012 Plan that were not exchanged to options under the 2018 Plan will remain subject to the terms of the 2012 Plan.
Grants
The key input assumptions that were utilized in the valuation of the stock options granted in the periods presented are as follows:

	December 31, 2022
	Low	Weighted Average	High	Total
Awards Granted				3,100,570
Weighted Average Fair Value of Awards		$0.92
Unvested Forfeiture Rate	6.00%	6.00%	6.00%
Grant Price	$0.59	$1.27	$1.96
Market Price	$0.59	$1.27	$1.96
Volatility	85%	86%	90%
Risk Free Rate	1.62%	2.38%	3.61%
Dividend Yield	—%	—%	—%
Expected Life	5.50	5.91	6.08

	December 31, 2021
	Low	Weighted Average	High	Total
Awards Granted				1,003,130
Weighted Average Fair Value of Awards		$3.32
Unvested Forfeiture Rate	6.00%	6.00%	6.00%
Grant Price	$1.70	$6.07	$15.15
Market Price	$1.70	$6.07	$15.15
Volatility	60%	60%	60%
Risk Free Rate	0.46%	1.12%	1.36%
Dividend Yield	—%	—%	—%
Expected Life	5.17	5.94	6.00

Exhibit 99.1

The key input assumptions that were utilized in the valuation of the RSUs granted in the periods presented are as follows:

	December 31, 2022
	Low	Weighted Average	High	Total
Awards Granted				2,415,354
Weighted Average Fair Value of Awards		$1.13
Unvested Forfeiture Rate	6.00%	6.00%	6.00%
Grant Price	$—	$—	$—
Market Price	$0.59	$1.13	$1.96

	December 31, 2021
	Low	Weighted Average	High	Total
Awards Granted				852,395
Weighted Average Fair Value of Awards		$3.35
Unvested Forfeiture Rate	6.00%	6.00%	6.00%
Grant Price	$—	$—	$—
Market Price	$1.70	$3.35	$15.15
The following table present outstanding stock option awards activity during the year ended December 31, 2022:

	Number of Awards	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, beginning of period	2,848,903	$2.78	$1.44		$31
Granted	3,100,570	$1.27	$0.92		$—
Cancelled/Forfeited	(1,432,002)	$2.18	$1.20		$111
Expired	(117,730)	$2.02	$1.10		$2
Outstanding, end of period	4,399,741	$1.88	$1.14	8.32	$—
Vested and exercisable, end of the period	1,517,679	$2.49	$1.28	6.59	$—
Vested and unvested exercisable, end of the period	1,517,679	$2.49	$1.28	6.59	$—
Vested and expected to vest, end of the period	4,204,334	$1.90	$1.15	8.27	$—
The following table present unvested stock option awards activity during the year ended December 31, 2022:

	Number of Awards	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Amortization Period (Years)
Unvested outstanding, beginning of period	1,014,258	$4.28	$2.34
Granted	3,100,570	$1.27	$0.92
Cancelled/Forfeited	(788,325)	$2.57	$1.49
Vested, outstanding shares	(444,441)	$3.89	$2.16
Unvested outstanding, end of period	2,882,062	$1.57	$1.07	2.60

Exhibit 99.1

The following table present the outstanding stock option awards activity during the year ended December 31, 2021:

	Number of Awards	Weighted Average Exercise Price	Weighted Average Share Price on Date of Exercise	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, beginning of period	2,439,020	$1.56		$0.76		$32,894
Granted	1,003,130	$6.07		$3.32		$—
Exercised	(237,330)	$1.67	$9.90	$0.81		$1,954
Cancelled/Forfeited	(335,971)	$4.75		$2.58		$392
Expired	(19,946)	$1.65		$0.77		$20
Outstanding, end of period	2,848,903	$2.78		$1.44	7.61	$31
Vested and exercisable, end of the period	1,834,645	$1.95		$0.95	6.64	$24
Vested and unvested exercisable, end of the period	1,834,645	$1.95		$0.95	6.64	$24
Vested and expected to vest, end of the period	2,754,222	$2.74		$1.42	7.55	$31
The following table presents unvested stock option awards activity during the year ended December 31, 2021:

	Number of Awards	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Amortization Period (Years)
Unvested outstanding, beginning of period	693,644	$1.40	$0.69
Granted	1,003,130	$6.07	$3.32
Cancelled/Forfeited	(333,565)	$4.77	$2.59
Expired	(19,946)	$1.65	$0.77
Vested, outstanding shares	(329,005)	$3.36	$1.71
Unvested outstanding, end of period	1,014,258	$4.28	$2.34	3.11
The following table present outstanding RSU awards activity during the year ended December 31, 2022:

	Number of Awards	Weighted Average Share Price on Date of Exercise	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, beginning of period	802,740		$2.78		$1,124
Granted	2,415,354		$1.13		$2,729
Vested and exercised	(113,404)	$0.72	$3.63		$82
Cancelled/Forfeited	(728,136)		$1.99		$884
Outstanding, end of period	2,376,554		$1.31		$712
Expected to vest, end of the period	2,179,524		$1.32	2.2	$653

Exhibit 99.1

The following table present outstanding RSU awards activity during the year ended December 31, 2021:

	Number of Awards	Weighted Average Share Price on Date of Exercise	Weighted Average Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, beginning of period	—		$—		$—
Granted	852,395		$3.35		$2,858
Vested and exercised	(11,155)	$1.93	$11.58		$22
Cancelled/Forfeited	(38,500)		$12.83		$138
Outstanding, end of period	802,740		$2.78		$1,124
Vested and expected to vest, end of the period	717,476		$2.81	4.9	$1,005
The following table presents expense related to share-based compensation:

	Year Ended December 31,
	2022	2021
Share-based compensation	$2,296	$1,205
Share-based compensation expense includes $0.1 million from the ESPP for each of the years ended December 31 2022 and 2021, respectively. Expense remaining to be recognized for unvested stock option and RSU awards as of December 31, 2022 was $2.1 million and $2.2 million, respectively, which is expected to recognized on a weighted average basis over the next 2.6 years and 2.2 years, respectively. The Company has not recognized an income tax benefit in its income tax provision due to the full reserve against net operating losses and tax assets, see Note 16 for additional details.
Warrants
During the year ended December 31, 2022, as part of the Private Placement, the Company issued 18.8 million warrants from the first closing in April 2022 with a fair value of $9.2 million, and issued 4.7 million warrants from the second closing in July 2022 with a fair value of $4.5 million. See Note 4 for additional details. No warrants were exercised during the year ended December 31, 2022. There were 24.2 million related party warrants outstanding as of December 31, 2022. The Private Placement warrants have a term of 5 years and exercise price of $1.25 each. The fair value of the awards are measured using the Monte Carlo simulation model as of the grant date.
The key input assumptions that were utilized in the valuation of the warrants issued in April 2022 were as follows:

Input
Market Price	$0.96
Exercise price	$1.25
Term (Years)	5.0
Volatility	85%
Risk Free Rate	2.56%
The key input assumptions that were utilized in the valuation of the warrants issued in July 2022:

Input
Market Price	$1.59
Exercise price	$1.25
Term (Years)	5.0
Volatility	85%
Risk Free Rate	2.88%
During the year ended December 31, 2021, no warrants were issued, and warrants were exercised in exchange for issuing 794,804 shares of the Company’s common stock with total cash proceeds of $0.2 million. Warrants exercised during the year ended December 31, 2021, included 565,496 held by related parties (investors), with 626,339 related party warrants outstanding as of December 31, 2021.

Exhibit 99.1

At the end of the year, the Company had the following outstanding warrants:

	December 31, 2022			December 31, 2021
	Warrants	Exercise price	Remaining Term (years)	Warrants	Exercise price	Remaining Term (years)
Common	19,310	$0.01		19,310	$0.01
Common	224,852	$1.66		224,852	$1.66
Common	493,173	$1.57		493,173	$1.57
Common	23,529,405	$1.25		—	$1.25
Total	24,266,740		4.4	737,335		7.6

NOTE 19 - DISCONTINUED OPERATIONS
As discussed in Note 1 – Nature of Operations – the exit of our pharmacy services business was substantially completed as of March 31, 2023. The pharmacy services business was previously a reportable segment and the exit represents a strategic shift in the Company going forward. Accordingly, with the sale or disposition of its retail pharmacy assets and exit of the pharmacy services business, this transaction meets the accounting requirements for reporting as discontinued operations under ASC 205-20-50 for all periods presented.
The following table summarizes the major income and expense line items from discontinued operations as reported in the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
(in thousands)	2022	2021
Revenue:
Pharmacy revenue	$41,747	$20,203
Total revenue	41,747	20,203
Cost of products sold and services:
Pharmacy cost of products sold	39,803	20,030
Total cost of products sold and services	39,803	20,030
Operating expense:
Pharmacy operations	15,208	12,533
General and administrative	4,774	4,435
Selling and marketing	8,102	6,808
Research and development	298	—
Total operating expense	28,382	23,776
Operating loss	(26,438)	(23,603)
Other gain (loss), net	—	46
Interest income	—	—
Interest expense	(13)	(8)
Loss from discontinued operations	$(26,451)	$(23,565)
Cash used in operating activities by the pharmacy services business totaled $26.9 million and $24.3 million for the years ended December 31, 2022 and 2021, respectively. Cash used in investing activities from the pharmacy services business totaled $0.9 million and $3.3 million for the years ended December 31, 2022 and 2021, respectively. Cash used in financing activities from the pharmacy services business totaled $0.09 million and $0.05 million for the years ended December 31, 2022 and 2021, respectively. Depreciation and amortization expense of the pharmacy services business totaled $3.3 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively.

Exhibit 99.1

The following table summarizes the major classes of assets and liabilities of the retail pharmacy business as reported on the consolidated balance sheets:

(in thousands)	December 31, 2022	December 31, 2021
Carrying amounts of major classed of assets included as part of discontinued operations:
Accounts receivable, net	$1,805	$842
Prepaid expenses and other current assets	94	218
Inventories	2,943	2,150
Total current assets from discontinued operations	$4,842	$3,210

Intangible assets, net	$14	$2,053
Property plant and equipment, net	1,194	1,782
Right-of-use assets	1,461	1,661
Other assets	168	163
Total long-term assets from discontinued operations	$2,837	$5,659

Total long-term assets from discontinued operations
Accounts payable	$857	$1,332
Accrued liabilities	641	880
Accrued payroll and benefits	834	1,039
Current portion of lease obligations	462	431
Total current liabilities from discontinued operations	$2,794	$3,682

Long-term portion of lease obligations	$1,128	$1,327
Total long-term liabilities from discontinued operations	$1,128	$1,327

NOTE 20 – SUBSEQUENT EVENTS
Exit of Pharmacy Services and SpotRx
On January 19, 2023, the Company announced a plan to exit the pharmacy services business to focus on our pharmacy technology business. Following the exit from the pharmacy services business the Company consists solely of the pharmacy technology business. The retail pharmacy services component was not classified as held for sale at December 31, 2022, as the pharmacy services business exit and related sale of assets and employee terminations were approved by the board of directors on January 12, 2023. On April 6, 2023, we announced that we had completed the transactions contemplated by the Asset Purchase Agreement, including the disposition of the specific assets therein, on February 10, 2023. As of March 31, 2023, we have substantially completed our exit from the pharmacy services business.
Asset Purchase and Sale Agreement
On January 22, 2023, the Company entered into the Asset Purchase and Sale Agreement dated January 20, 2023, as amended, or the Asset Purchase Agreement, with German Dobson CVS, L.L.C., Garfield Beach CVS, L.L.C., Longs Drug Stores California, L.L.C., Woodward Detroit CVS, L.L.C. and Holiday CVS, L.L.C. or CVS, pursuant to which the Company agreed to sell certain of its assets, including pharmacy records, and inventory, in the SpotRx pharmacies located in Tucson and Phoenix, Arizona; Buena Park, Laguna Hills and San Fernando, California; Southfield, Michigan; and in Orlando and Tampa, Florida.
On February 10, 2023, the Company completed the Asset Purchase Agreement receiving $2.9 million cash proceeds (subject to $0.1 million fees and a $0.2 million holdback), which were used to paydown and reduce the outstanding balance of the Company’s senior secured term loan facility. Upon closing, the pharmacy records and inventory purchased by CVS were transferred from the SpotRx pharmacies to nearby CVS pharmacy locations. The Asset Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Under the Asset Purchase Agreement, the Company has agreed to indemnify CVS from and against specified liabilities and expenses incurred by CVS, including as a result of the breach of the Company’s representations and warranties, and subject to certain limitations. A portion of the

Exhibit 99.1

purchase price, in the aggregate amount of up to $220,000, was held back at closing for a period of six months and shall serve as a reserve to ensure payment and performance of the Company’s indemnification and other obligations pursuant to the Asset Purchase Agreement.
First Amendment, Consent and Default Waiver to Loan and Security Agreement
On February 10, 2023, the Company entered into the First Amendment, Consent and Default Waiver to Loan and Security Agreement or the Loan Amendment and Consent, with each of Silicon Valley Bank, a California corporation, and an authorized foreign bank under the Bank Act (Canada), and SVB Innovation Credit Fund VIII, L.P., a Delaware limited partnership or together SVB.
Among other matters, the Loan Amendment and Consent provides SVB’s consent to the sale of certain assets related to the Company’s pharmacy services business pursuant to the previously announced Asset Purchase Agreement. The Loan Amendment and Consent also provides that upon the closing of the Asset Sale, the Company will pay to SVB a payment of $3.4 million. The payment includes $0.4 million of the Final Payment (as defined in the Loan Amendment and Consent) and prepayment of $3.0 million Term Loan Advances (as defined in the Loan Amendment and Consent), with SVB waiving the prepayment premium due on all Term Loan Advances prepaid by the Company prior to February 10, 2023. The Loan Amendment and Consent also provides a waiver of any legal action or enforcement of rights and remedies with respect to the specified defaults enumerated therein, and prior to February 10, 2023.
On February 10, 2023, in connection with the entry into the Loan Amendment and Consent, the Company also issued warrants or the Warrants, to SVB for the purchase of up to an aggregate of 200,366 shares of Common Stock at a per share exercise price of $0.3274, with an expiration date of February 10, 2035. The number of shares and the exercise price are subject to adjustment as set forth in the Warrants. The Warrants are equity classified.
Private Placement
On March 9, 2023, the Company entered into a Securities Purchase Agreement, or private placement (the “Offering”) of securities with certain institutional investors, or the Investors. Pursuant to the terms of the Offering, the Company agreed to issue pre-funded warrants to purchase common stock (the “Pre-Funded Warrants”) upon closing at a price of $0.3212 per underlying share, and are exercisable into shares of common stock at an exercise price of $0.001 per share. Additionally, the Company agreed to issue Series A warrants to purchase common stock an exercise price of $0.385440 per share (the “Series A Warrants”), to be issued following stockholder approval of the Offering. The issuance of the Series A Warrants, including the underlying shares of common stock and the portion of the Pre-Funded Warrants in excess of 19.99% of the shares of Common Stock outstanding prior to the Offering, are subject to approval by the stockholders of MedAvail.
The Pre-Funded Warrant shares are exercisable for an aggregate of up to 49,813,198 shares of common stock, and the Series A Warrants would be exercisable for an aggregate of up to 49,813,198 shares of common stock. Upon close of the transaction the Company received gross proceeds from the Offering of approximately $16 million, before deducting offering expenses. The Company intends to use the net proceeds from this offering to fund one-time costs associated with restructuring, repay outstanding debt, and finance its growth initiatives related to its MedCenter technology business.
Silicon Valley Bank Closure
On March 10, 2023, Silicon Valley Bank (“SVB”), based in Santa Clara, California, was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. On March 10, 2023, the Federal Deposit Insurance Corporation (the “FDIC”) took control of Silicon Valley Bank (“SVB”) and created the National Bank of Santa Clara to hold the deposits of SVB after SVB was unable to continue their operations. SVB’s deposits are insured by the FDIC in amount up to $250 for any depositor and any deposit in excess of this insured amount could be lost. On March 12, 2023, the U.S. Treasury, Federal Reserve, and FDIC announced that SVB depositors will have access to all deposited funds starting March 13, 2023.
SVB Letter Agreement
On March 13, 2023, the Company was informed by the Lenders the Company was still bound by the terms, conditions, and covenants of its Loan Agreement and Loan Amendment and Consent. On March 29, 2023, the Company entered into a Letter Agreement (the “Letter Agreement”), with each (a) Silicon Valley Bank, a Division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)) (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SVB, as a lender, and (c) SVB Innovation Credit Fund VIII, L.P., a Delaware limited partnership (“SVB Capital”), as a lender, (the “Lenders”), and obtained a waiver any event of default prior to March 29, 2023. The Letter Agreement also amends the Loan and Security Agreement to provide the Company only be required to maintain at least 50% of the aggregate dollar value of all of Borrower’s accounts at all financial institutions, with SVB or SVB affiliates.
As of March 31, 2023, the Company had approximately $9.8 million on deposit with SVB and $9.7 million on deposit with another financial institution. The Company does not anticipate a material impact on its financial condition, operations or Loan and Security Agreement with

Exhibit 99.1

SVB. The Company continues to monitor the circumstances surrounding SVB. As of the date of filing this Annual Report on Form 10-K, the Company has full access to and control over all its cash, cash equivalents across all financial institutions.